Filed pursuant to Rule 424(b)(5)
Registration No. 333-234507

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2020.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2019)

$100,000,000

Dana Incorporated

5.375% Senior Notes due 2027

We are offering $100,000,000 aggregate principal amount of our 5.375% Senior Notes due 2027 (the “new notes”). The new notes will be issued as additional notes under the supplemental indenture governing the outstanding 5.375% Senior Notes due 2027, which were issued in an initial aggregate principal amount of $300,000,000 on November 20, 2019 (the “existing notes” and, together with the new notes, the “notes”). The new notes will have the same CUSIP and ISIN numbers as, and will be fungible with, the existing notes immediately upon issuance. Interest on the notes is payable on May 15 and November 15 of each year, beginning on November 15, 2020 for the new notes. The notes will mature on November 15, 2027.

At any time on or after November 15, 2022, we may redeem some or all of the notes at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Prior to November 15, 2022, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium. In addition, prior to November 15, 2022, we may redeem up to 35% of original aggregate principal amount of the notes (which includes additional notes, if any) in an amount not to exceed the amount of the proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest. Under certain circumstances, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will not be initially guaranteed by any of our subsidiaries. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the asset value securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-16.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to Dana Incorporated (before expenses)(1)		%	$

(1)

Plus accrued interest from May 15, 2020 to, but excluding, the date of delivery for the new notes. On November 15, 2020, the next interest payment date, we will pay interest on the new notes from May 15, 2020.

The underwriters expect to deliver the notes to purchasers on or about                , 2020, only in book-entry form, through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	Barclays	BMO Capital Markets	BofA Securities	Credit Suisse	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho Securities	RBC Capital Markets	KeyBanc Capital Markets	Citizens Capital Markets	COMMERZBANK

                , 2020

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with any information that is not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that is required to be filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of the date of the applicable document. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer and sale is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus dated November 5, 2019, which gives more general information, some of which may not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

USE OF NON-GAAP FINANCIAL INFORMATION

This prospectus supplement includes references to adjusted EBITDA, a non-GAAP financial measure, which we define as net income before interest, income taxes, depreciation, amortization, equity grant expense, restructuring expense, non-service cost components of pension and other postretirement benefits (OPEB) costs and other adjustments not related to our core operations (such as gain/loss on debt extinguishment, pension settlements, divestitures, impairment and the like).

Adjusted EBITDA is a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. We use adjusted EBITDA in assessing the effectiveness of our business strategies, evaluating and pricing potential acquisitions and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate financial performance of our company relative to other Tier 1 automotive suppliers. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with U.S. generally accepted accounting principles (GAAP).

In addition, this prospectus supplement includes references to free cash flow, which we define as cash provided by (used in) operating activities less purchases of property, plant and equipment, and adjusted free cash flow, which we define as cash provided by (used in) operating activities excluding discretionary pension contributions less purchases of property, plant and equipment. We believe these measures are useful in evaluating our operational cash flow inclusive of the spending required to maintain the operations. Free cash flow and adjusted free cash flow are not intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP.

Adjusted EBITDA, free cash flow and adjusted free cash flow differ from financial measures calculated in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Because these are non-GAAP measures, adjusted EBITDA, free cash flow and adjusted free cash flow should not be considered a substitute for reported results prepared in accordance with GAAP.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities that may be offered pursuant to the accompanying prospectus with the SEC. The accompanying prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the SEC’s website at www.sec.gov. We maintain a website at www.dana.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. Such requests should be made in writing to the Corporate Secretary at Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537. Information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed on February 14, 2020), including portions of our Proxy Statement and Notice of Annual Meeting of Shareholders for the 2020 annual meeting of stockholders (filed on March 12, 2020) to the extent specifically incorporated by reference therein, but excluding the “Sales, Earnings and Cash Flow Outlook” section in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 (filed on April 30, 2020);

•

Our Current Reports on Form 8-K filed on April 8, 2020, April  16, 2020, April  28, 2020 and June 17, 2020 (with the exception of any information contained in such documents which has been “furnished” under Item 2.02, Item 7.01 and/or Item 9.01 of Form 8-K, which information is not deemed “filed” and which is not incorporated by reference into this prospectus).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. All statements regarding our expected financial position, strategies and growth prospects and general economic conditions we expect to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and we do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus supplement or previously disclosed in our reports filed with the SEC could cause actual results to differ materially from forward-looking statements and from historical performance. We do not have any intention or obligation to update forward-looking statements after we distribute the prospectus or any prospectus supplement.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

In this prospectus supplement, the terms “Dana,” “we,” “us” and “our” refer to Dana Incorporated, unless otherwise indicated or the context requires otherwise.

S-iv

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section, the “Description of the Notes” section and the financial statements and related notes included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Dana Incorporated

Dana Incorporated (“Dana”) is headquartered in Maumee, Ohio, and was incorporated in Delaware in 2007. We are a global provider of high-technology products to virtually every major vehicle manufacturer in the world. We also serve the stationary industrial market. Our technologies include drive systems (axles, driveshafts, transmissions, and wheel and track drives); motion systems (winches, slew drives, and hub drives); electrodynamic technologies (motors, inverters, software and control systems, battery-management systems, and fuel cell plates); sealing solutions (gaskets, seals, cam covers, and oil pan modules); thermal-management technologies (transmission and engine oil cooling, battery and electronics cooling, charge air cooling, and thermal-acoustical protective shielding); and digital solutions (active and passive system controls and descriptive and predictive analytics). We serve our global light vehicle, medium/heavy vehicle and off-highway markets through four business units—Light Vehicle Drive Systems (“Light Vehicle”), Commercial Vehicle Drive and Motion Systems (“Commercial Vehicle”), Off-Highway Drive and Motion Systems (“Off-Highway”) and Power Technologies, which is the center of excellence for sealing and thermal-management technologies that span all customers in our on-highway and off-highway markets. We have a diverse customer base and geographic footprint, which minimizes our exposure to individual market and segment declines. At March 31, 2020, we employed approximately 31,700 people, operated in 34 countries and had 149 major facilities housing manufacturing and distribution operations, service and assembly operations, technical and engineering centers and administrative offices.

We are committed to continuing to diversify our product offerings, customer base and geographic footprint and minimizing our exposure to individual market and segment declines. In the first three months of 2020, 51% of our revenue came from North American operations and 49% from operations throughout the rest of the world. Light vehicle products accounted for 42% of our global revenues, with commercial vehicle products representing 17%, off-highway products representing 28% and power technology products representing 13%.

We maintain administrative and operational organizations in North America, Europe, South America and Asia Pacific to support the operational requirements of our operating segments, assist with the management of affiliate relations and facilitate financial and statutory reporting and tax compliance on a worldwide basis.

We have thousands of customers around the world and have developed long-standing business relationships with many of them. Our Light Vehicle and Power Technologies segments primarily support light vehicle original equipment manufacturers (“OEM”) with products for light trucks, SUVs, CUVs, vans and passenger cars. Our Commercial Vehicle segment supports the OEMs of on-highway commercial vehicles (primarily trucks and buses), while our Off-Highway segment supports OEMs of off-highway vehicles and stationary industrial equipment (primarily construction, mining and agricultural applications).

We are largely dependent on light vehicle, medium- and heavy-duty vehicle and off-highway OEM customers. Ford Motor Company (“Ford”) and Fiat Chrysler Automobiles (“FCA”) were the only individual customers accounting for 10% or more of our consolidated sales in 2019. As a percentage of total sales from operations, our sales to Ford were approximately 20% in 2019, 20% in 2018 and 22% in 2017, and our sales to FCA (via a directed supply relationship), our second largest customer, were approximately 11% in 2019, 11% in 2018 and 9% in 2017. PACCAR Inc, Toyota Motor Company and Volkswagen AG were our third, fourth and fifth largest customers, respectively, in 2019. Our 10 largest customers collectively accounted for approximately 55% of our sales in 2019.

Products

Since our introduction of the automotive universal joint in 1904, we have been focused on technological innovation. Our objective is to be an essential partner to our customers and we remain highly focused on offering superior product quality, technologically advanced products, world-class service and competitive prices. To enhance quality and reduce costs, we use statistical process control, cellular manufacturing, flexible regional production and assembly, global sourcing and extensive employee training.

We engage in ongoing engineering and research and development activities to improve the reliability, performance and cost-effectiveness of our existing products and to design and develop innovative products that meet customer requirements for new applications. We are integrating related operations to create a more innovative environment, speed product development, maximize efficiency and improve communication and information sharing among our research and development operations. Our research and development activities continue to improve customer value. For all of our markets, this means drivelines with higher torque capacity, reduced weight and improved efficiency. End-use customers benefit by having vehicles with better fuel economy and reduced cost of ownership. We are also developing a number of power technologies products for vehicular and other applications that will assist fuel cell, battery and hybrid vehicle manufacturers in making their technologies commercially viable in mass production.

We have aligned our organization around four operating business segments: Light Vehicle, Commercial Vehicle, Off-Highway and Power Technologies.

Segment	Percent of consolidated sales for the three months ended March 31, 2020	Products	Market
Light Vehicle	42%	Front drive steer rigid axles, rear drive rigid axles, front and rear drive units, driveshafts and propshafts, AWD systems, power transfer units, electromechanical propulsion systems, EV gearboxes and differentials	Light vehicle

Commercial Vehicle	17%	Steer axles, drive axles, driveshafts, tire inflation systems, high voltage motors and inverters, low voltage motors and inverters, vehicle integration services and connected software solutions	Medium/heavy vehicle

Off-Highway	28%	Front and rear axles, driveshafts, transmissions, torque converters, wheel, track and winch planetary drives, industrial gear boxes, custom gears and shifting solutions, tire inflation systems, electronic controls, hydraulic valves, pumps and motors, EV motors and inverters	Off-highway

Power Technologies	13%	Gaskets, cover modules, heat shields, engine sealing systems, cooling and heat transfer products	Light vehicle, medium/heavy vehicle and off-highway

Competition

Within each of our markets, we compete with a variety of independent suppliers and distributors, as well as with the in-house operations of certain OEMs. With a focus on product innovation, we differentiate ourselves through efficiency and performance, reliability, materials and processes, sustainability and product extension.

Light vehicle market—The principal Light Vehicle competitors include ZF Friedrichshafen AG (“ZF Group”), GKN plc (“GKN”), American Axle & Manufacturing Holdings, Inc. (“American Axle”), Magna International Inc., Nidec Corporation, Wanxiang Group Corporation, IFA ROTORION Holding GmbH, TREMEC Corporation and certain vertically integrated OEM operations.

Commercial vehicle market—Our principal Commercial Vehicle competitors include Meritor, Inc., American Axle, Hendrickson (a subsidiary of the Boler Company), BorgWarner Inc., Bosch, Cummins Inc., Jing-Jin Electric, Klein Products Inc., Nidec Corporation, Tirsan Kardan, Siemens, Allison Transmission, WEG, Danfross, ZF Group and certain vertically integrated OEM operations.

Off-highway market—Our major competitors in the Off-Highway segment include Carraro Group, ZF Group, Kessler + Co., Comer Industries, Bonfiglioli, Reggiana Riduttori, Nidec Corporation, Sew-Eurodrive, Siemens, Walterscheid GmbH, Bosch Rexroth AG, Danfoss and certain vertically integrated OEM operations.

Our principal Power Technologies competitors in the light vehicle, commercial vehicle and off-highway markets include ElringKlinger AG, Tenneco Inc., Freudenberg NOK Group, MAHLE GmbH, Modine Manufacturing Company, Valeo Group, YinLun Co., LTD and Denso Corporation.

Business Strategy

Operational and Strategic Initiatives

Our enterprise strategy builds on our strong technology foundation and leverages our resources across the organization while driving a customer centric focus, expanding our global markets, and delivering innovative solutions as we evolve into the era of vehicle electrification.

Central to our strategy is leveraging our core operations. This foundational element enables us to infuse strong operational disciplines throughout the strategy, making it practical, actionable, and effective. It enables us to capitalize on being a major drive systems supplier across all three end-mobility markets. We are achieving improved profitability by actively seeking synergies across our engineering, purchasing, and manufacturing base. We have strengthened the portfolio by acquiring critical assets; and we are utilizing our physical and intellectual capital to amplify innovation across the enterprise. Leveraging these core elements can further expand the cost efficiencies of our common technologies and deliver a sustainable competitive advantage for Dana.

Driving customer centricity continues to be at the heart of who we are. Putting our customers at the center of our value system is firmly embedded in our culture and is driving growth by focusing on customer relationships and providing value to our customers. These relationships are strengthened as we are physically where we need to be in order to provide unparalleled service and we are prioritizing our customers’ needs as we engineer solutions that differentiate their products, while making it easier to do business with Dana by digitizing their experience. Our customer centric focus has uniquely positioned us to win more than our fair share of new business and capitalize on future customer outsourcing initiatives.

We continue to enhance and expand our global footprint, optimizing it to capture growth across all of our end markets. Expanding global markets means utilizing our global capabilities and presence to further penetrate growth markets, focusing on Asia due to its position as the largest mobility market in the world with the highest market growth rate and its lead in the adoption of new energy vehicles. We are investing across various avenues to increase our presence in Asia Pacific by forging new partnerships, expanding inorganically, and growing organically. We continue to operate in this region through wholly owned subsidiaries and joint ventures with local market partners. We have recently made acquisitions that have augmented our footprint in the region, specifically in India and China. All the while, we have been making meaningful organic investments to grow with existing and new customers, primarily in Thailand, India, and China. These added capabilities have enabled us to target the domestic Asia Pacific markets and utilize the capacity for export to other global markets.

Delivering innovative solutions enables us to capitalize on market growth trends as we evolve our core technology capabilities. We are also focused on enhancing our physical products with digital content to provide smart systems and we see an opportunity to become a digital systems provider by delivering software as a service to our traditional end customers. This focus on delivering solutions based on our core technology is leading to new business wins and increasing our content per vehicle. We have made significant investments—both organically and inorganically—allowing us to move to the next phase, which is to Lead electric propulsion.

Over the past year we have achieved our goal to accelerate hybridization and electrification through both core Dana technologies and targeted strategic acquisitions and are positioned today to lead the market. The four recent acquisitions of electrodynamic expertise and technologies combined with Dana’s longstanding mechatronics capabilities has allowed us to develop and deliver fully integrated e-Propulsion systems that are power-dense and achieve optimal efficiency through the integration of the components that we offer due to our mechatronics capabilities. With recent electric vehicle program awards, we are well on our way to achieving our growth objectives in this emerging market.

The development and implementation of our enterprise strategy is positioning Dana to grow profitably due to increased customer focus as we leverage our core capabilities, expand into new markets, develop and commercialize new technologies including for hybrid and electric vehicles.

Capital Structure Initiatives

In addition to investing in our business, we plan to continue prioritizing the allocation of capital to reduce debt and maintain a strong financial position. In January 2018, we announced our intention to drive toward investment grade metrics as part of a balanced approach to our capital allocation priorities and our goal of further strengthening our balance sheet.

Shareholder return actions—When evaluating capital structure initiatives, we balance our growth opportunities and shareholder value initiatives with maintaining a strong balance sheet and access to capital. Our strong financial position has enabled us to simplify our capital structure while providing returns to our shareholders in the form of cash dividends and a reduction in the number of shares outstanding. Our Board of Directors authorized a $200 million share repurchase program effective in 2018 which expires at the end of 2021. Through March 31, 2020, we have used cash of $50 million to repurchase common shares under the program. We declared and paid quarterly common stock dividends for thirty-three consecutive quarters. In response to the global COVID-19 pandemic, we have temporarily suspended the declaration and payment of dividends to common shareholders and the repurchase of common stock under our existing common stock share repurchase program.

Financing actions—We have taken advantage of the lower interest rate environment to complete refinancing transactions that resulted in lower effective interest rates while extending maturities. In April 2017, Dana Financing Luxembourg S.à r.l., a wholly-owned indirect subsidiary of Dana Incorporated, completed its offering of $400 million in aggregate principal amount of its 5.750% Senior Notes due 2025 (the “2025 Notes”).

In August 2017, we also entered into a $275 million senior secured term loan facility (the “Term A Facility”). The proceeds of the 2025 Notes and the Term A Facility were used to repay higher cost international debt and to complete the repayment of $450 million in aggregate principal amount of our 5.375% Senior Notes due 2021. During 2019, we amended our credit and guaranty agreement to (i) add a new term loan B tranche in the amount of $450 million (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) and (ii) increase the existing Term A Facility by $225 million. These additional borrowings were used to fund the Oerlikon Drive Systems acquisition. We also upsized our revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Senior Facilities”) to $1,000 million and extended the Revolving Facility and Term A Facility maturities by two years. During 2019, we terminated one of our U.S. defined benefit pension plans, settling approximately $165 million of previously unfunded pension obligations and eliminating future funding risk associated with interest rate and other market developments. In November 2019, we completed an offering of $300 million in aggregate principal amount of our 5.375% Senior Notes due 2027 (the “2027 Notes”). The proceeds of the 2027 Notes were used to repurchase or redeem all of our 6.000% Senior Notes due 2023. In response to the global COVID-19 pandemic, in April 2020, we amended our Senior Facilities and entered into a $500 million bridge facility (the “Bridge Facility”). In June 2020, we expect to complete an offering of $400 million in aggregate principal amount of our 5.625% Senior Notes due 2028 (the “2028 Notes”). The proceeds of the 2028 Notes will be used (i) to repay $100 million under our Revolving Facility and (ii) for general corporate purposes. The Bridge Facility will be terminated in connection with the closing of the offering of our 2028 Notes. See “Description of Other Indebtedness.”

Other Initiatives

Aftermarket opportunities—We have a global group dedicated to identifying and developing aftermarket growth opportunities that leverage the capabilities within our existing businesses—targeting increased future aftermarket sales. Powered by recognized brands such as Dana®, Spicer®, Victor Reinz®, Albarus™, Brevini™, PIV™, Fairfield®, Glaser®, Graziano™, GWB®, Spicer Select™, Thompson™, Tru-Cool®, and Transejes™, Dana delivers a broad range of aftermarket solutions—including genuine, all-makes, and value lines—servicing passenger car, commercial vehicle, off-highway equipment and industrial applications across the globe.

Selective acquisitions—Although transformational opportunities like the GKN plc driveline business transaction that we pursued in 2018 will be considered when strategically and economically attractive, our acquisition focus is principally directed at “bolt-on” or adjacent acquisition opportunities that have a strategic fit with our existing core businesses, particularly opportunities that support our enterprise strategy and enhance the value proposition of our product offerings. Any potential acquisition will be evaluated in the same manner we currently consider customer program opportunities and other uses of capital—with a disciplined financial approach designed to ensure profitable growth and increased shareholder value.

Competitive Strengths

We believe that we benefit from the following competitive strengths:

Strong Market Position. We have strong market positions and brand recognition in our core businesses. In our Light Vehicle, Commercial Vehicle and Off-Highway businesses, we are a leading global supplier of driveline axles and driveshafts, with our off-highway products also including transmissions. Our Power Technologies business is a leading supplier of sealing and thermal products.

Market Diversity. Our participation in multiple markets serves to mitigate the exposure to adverse factors specific to a single market and the potential impact associated with economic cycles. Our diverse revenue base provides increased opportunities for growth and expansion. For 2019, our sales by operating segment were: Light Vehicle – 42%, Commercial Vehicle – 19%, Off-Highway – 27% and Power Technologies – 12%.

Global Diversity. With operations in 34 countries, we have a strong global footprint that we will leverage to drive our international growth initiatives. For 2019, our sales by region were: North America – 52%, Europe – 30%, South America – 6% and Asia Pacific – 12%.

Customer Diversity. We have thousands of customers around the world providing a strong base for new product opportunities and global expansion. Ford and FCA were the only individual customers accounting for 10% or more of our consolidated sales in 2019. As a percentage of total sales from operations, our sales to Ford were approximately 20% in 2019, 20% in 2018 and 22% in 2017, and our sales to FCA (via a directed supply relationship), our second largest customer, were approximately 11% in 2019, 11% in 2018 and 9% in 2017. PACCAR Inc, Toyota Motor Company and Volkswagen AG were our third, fourth and fifth largest customers, respectively, in 2019. Our 10 largest customers collectively accounted for approximately 55% of our sales in 2019.

Quality Products and Service. Our advanced design and engineering capabilities enable us to provide our customers with innovative and proprietary products. Additionally, our operations are focused on providing quality products and on-time delivery. We have been awarded new and replacement business which has resulted in a sales backlog of approximately $700 million over the 2020–2022 period, further evidencing the appeal of our products and services to customers.

Strong Leadership Team. Our management team has been re-built and enhanced over the past five years—adding strong talent with significant experience in all key functional disciplines, markets and regions. We have a proven team that has successfully re-shaped the Company while delivering on results and objectives.

Recent Developments

The global novel coronavirus disease (COVID-19) pandemic has had, and is expected to continue to have, an adverse effect on our business, results of operations, cash flows and financial condition. The global COVID-19 pandemic has negatively impacted the global economy, disrupted our operations as well as those of our customers, suppliers and the global supply chains in which we participate, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term operational, strategic and capital structure initiatives, will depend on future developments, including the duration and severity of the pandemic, which are uncertain and cannot be predicted.

The Company’s response to the global COVID-19 pandemic has been measured, swift and decisive with an emphasis on health and safety, cash conservation and enhancing liquidity. Our top priority is the health and safety of our employees, their families, our customers, and our communities. We have implemented protocols throughout our global footprint to ensure their health and safety including, but not limited to: temporarily closing a significant number of our facilities; restricting access to and enhancing cleaning and disinfecting protocols of those facilities that continue to operate; use of personal protection equipment; adhering to social distancing guidelines; instituting remote work; and restricting travel.

In response to the rapid dissipation of customer demand, the Company has taken actions to conserve cash by flexing its conversion costs across its global manufacturing, assembly and distribution facilities and aggressively reducing its cost base and eliminating discretionary spending at its technical centers and administrative offices. Cost flex activities at our operating facilities has included reduction of material orders, flexing labor costs, halting non-production spending and delaying capital spending where and when appropriate. Cost reduction activities at our technical centers and administrative offices has included 20% reduction in salaried employee wages, 20% reduction in board of director remuneration, 50% reduction in the Chief Executive Officer’s compensation, elimination of cash incentive compensation, a moratorium on travel and entertainment expenditures and delaying capital spending and investment in research and development activities where and when appropriate. The Company is also temporarily suspending the declaration and payment of dividends to common shareholders and temporarily suspending the repurchase of common stock under its existing common stock share repurchase program. In addition, the Company is taking advantage of various government programs and subsidies in the countries in which it operates, including certain provisions of the Coronavirus Aid, Relief and Economic Security (CARES) Act.

As of March 31, 2020, we had total liquidity of $1,325 million including cash and cash equivalents (less deposits), marketable securities and availability from our Revolving Facility. Also, the Company has no meaningful debt maturities before 2024. On April 16, 2020, we further enhanced our liquidity position by entering the Bridge Facility. The Bridge Facility has a 364-day term and is intended to provide access to additional liquidity should the Company need it and can be terminated at the Company’s option at any time. The Bridge Facility will be terminated in connection with the closing of the offering for the 2028 Notes.

In April 2020 and May 2020, our sales were down approximately 75% and 55%, respectively, compared to same periods last year due to widespread customer shutdowns due to the COVID-19 pandemic. Additionally, customer production ramp-up was slightly slower than expected in May 2020. We expect that our sales in the second quarter of 2020 will be approximately $1 billion, slightly lower than breakeven adjusted EBIDTA, and a slightly higher sequential use of adjusted free cash flow. These preliminary financial results and key performance metrics are subject to completion of our customary quarterly closing and review procedures, which have not yet been completed as of the date of this prospectus supplement.

As we continue to manage through the unprecedented disruption in our markets and associated economic uncertainty resulting from the global COVID-19 pandemic, we will continue to respond in a measured, swift and decisive manner with continued emphasis on health and safety, cash conservation and maintenance of our liquidity position.

Organizational Structure

The following chart summarizes our corporate structure as of March 31, 2020 after giving effect to the issuance of the notes and the 2028 Notes:

(1)	The Senior Facilities are guaranteed, subject to certain exceptions, by all of the Company’s domestic subsidiaries other than Dana Credit Corporation and its subsidiaries.
(2)	As of March 31, 2020, we had outstanding borrowings of $300 million under the Revolving Facility and had utilized $21 million for letters of credit. As of March 31, 2020, after giving effect to the use of a portion of the proceeds of the offering of the 2028 Notes to repay $100 million in borrowings under the Revolving Facility, we would have had availability under the Revolving Facility of $779 million after deducting outstanding letters of credit. See “Use of Proceeds.”

Corporate Information

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000. Our website address is www.dana.com. The information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of the Notes.”

Issuer	Dana Incorporated.

Notes Offered	$100,000,000 aggregate principal amount of 5.375% Senior Notes due 2027. The new notes will be issued as additional notes under the supplemental indenture governing the existing notes. The new notes will have the same CUSIP and ISIN numbers as, and will be fungible with, the existing notes immediately upon issuance.

Maturity	November 15, 2027.

Interest	Interest on the notes will accrue from May 15, 2020 and will be payable in cash at a rate of 5.375% per annum.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2020 for the new notes.

Ranking	The notes will be:

•	our senior unsecured obligations;

•	effectively subordinated in right of payment to our existing and future secured debt, including our obligations under our Senior Facilities, to the extent of the value of such security;

•	structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries;

•	equal in right of payment to all of our existing and future senior unsecured debt, including our existing notes; and

•	senior in right of payment to all of our future subordinated debt.

Initially, the notes will not be guaranteed by any of our subsidiaries. As of March 31, 2020, our subsidiaries had $3.4 billion of liabilities (including trade payables) and held $7.1 billion of our total assets (excluding approximately $115 million of intercompany receivables). As of March 31, 2020, on a pro forma consolidated basis after giving effect to this offering of the notes and the offering of the 2028 Notes and the use of a portion of the proceeds from the offering of the 2028 Notes to repay $100 million in borrowings under the Revolving Facility, we would have had $1,023 million of indebtedness for borrowed money outstanding under the Senior Facilities, all of which is secured, and $2,000 million of senior unsecured debt, and we would have had availability under the Revolving Facility of $779 million after deducting outstanding letters of credit. The indenture governing the notes will permit us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some or all of which may be secured.

Optional Redemption	At any time on or after November 15, 2022, we may redeem some or all of the notes at the redemption prices specified in this prospectus supplement under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Prior to November 15, 2022, we may redeem some or all of the notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to November 15, 2022, we may redeem up to 35% of the aggregate principal amount of the notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 50% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.

Covenants	We will issue the new notes under an indenture among us and Wells Fargo Bank, National Association, as trustee. The indenture includes covenants that limit our ability and the ability of each of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and make other restricted payments;

•	create or permit certain liens;

•	issue or sell capital stock of restricted subsidiaries;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates; and

•	consolidate or merge or sell all or substantially all of our assets.

When the new notes are issued, all of our subsidiaries, other than certain joint ventures, will be restricted subsidiaries, as defined in the indenture. These covenants will be subject to a number of important exceptions and qualifications as described under “Description of the Notes—Certain Covenants.” During any future period in which two of the three rating agencies (which are Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”) and Fitch Ratings Inc. (“Fitch”)) has assigned an investment grade rating to the notes, certain of the covenants will be suspended. If the notes cease to be rated by two or more of these rating agencies as investment grade, the suspended covenants will thereafter again be in effect. See “Description of the Notes—Covenant Suspension.”

Change of Control	Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $99 million, after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Absence of Established Markets for the Notes	The new notes will be part of an existing series of securities. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Certain of the underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid markets will develop for the notes.

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement in deciding whether to purchase the notes.

Summary Historical Financial Information

The following summary historical consolidated financial information as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017 have been derived from, and should be read in conjunction with, our audited financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated herein by reference.

The following summary historical consolidated financial information as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference. Results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any future period. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

You should read this summary in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections appearing in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

During the second quarter of 2020, we identified an error in the loss attributable to redeemable noncontrolling interest due to incorrectly excluding the share of the goodwill impairment charge related to the redeemable noncontrolling interest. Of the $48 million impairment charge recorded for the Commercial Vehicle reporting unit during the three months ended March 31, 2020, $20 million should have been attributable to the redeemable noncontrolling interests. We concluded that the error was not material to the financial statements for the quarter ended March 31, 2020 and therefore, amendment of the previously filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 is not required. In accordance with ASC Topic 250, “Accounting Changes and Error Corrections,” we will correct the error by revising the year-to-date consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. The financial statements for the quarter ended March 31, 2020 will be revised in future filings. The following historical consolidated financial information includes both the consolidated financial information “as previously reported” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the consolidated financial information “as revised” to reflect the correction of the error.

	(unaudited)
	Three Months Ended March 31,				Year Ended December 31,
	2020
	As Previously Reported	Adjustment	As Revised	2019	2019	2018	2017
(in millions)
Statement of Operations Data:
Net sales	$1,926	$—	$1,926	$2,163	$8,620	$8,143	$7,209
Costs and expenses:
Cost of sales	1,720	—	1,720	1,863	7,489	6,986	6,143
Selling, general and administrative expenses	106	—	106	136	508	499	508
Amortization of intangibles	3	—	3	2	12	8	11
Restructuring charges, net	3	—	3	9	29	25	14
Impairment of goodwill and indefinite-lived intangible asset	(51)	—	(51)	—	(6)	(20)	—
Gain (loss) on disposal group held for sale	—	—	—	—	—	3	(27)
Pension settlement charges	—	—	—	—	(259)	—	—
Other income (expense), net	4	—	4	(13)	(25)	(29)	(16)

Earnings before interest and income taxes	47	—	47	140	292	579	490
Loss on extinguishment of debt	—	—	—	—	(9)	—	(19)
Interest income	2	—	2	2	10	11	11
Interest expense	29	—	29	27	122	96	102

Earnings before income taxes	20	—	20	115	171	494	380
Income tax expense (benefit)	(16)	—	(16)	20	(32)	78	283
Equity in earnings of affiliates	2	—	2	6	30	24	19

Net income	38	—	38	101	233	440	116
Less: Noncontrolling interests net income	2	—	2	4	13	13	10
Less: Redeemable noncontrolling interests net loss	(2)	(20)	(22)	(1)	(6)	—	(5)

Net income attributable to the parent company	$38	$20	$58	$98	$226	$427	$111

Comprehensive Income Data:
Total comprehensive income (loss)	$(84)	$—	$(84)	$138	$609	$410	$68
Less: Comprehensive (income) loss attributable to noncontrolling interests	17	—	17	(2)	(9)	(7)	(17)
Less: Comprehensive (income) loss attributable to redeemable noncontrolling interests	(6)	20	14	(4)	1	6	2

Comprehensive income (loss) attributable to the parent company	$(73)	$20	$(53)	$132	$601	$409	$53

	(unaudited)
	As of March 31, 2020			As of December 31,
	As Previously Reported	Adjustment	As Revised	2019	2018
(in millions)
Balance Sheet Data:
Current assets	$3,307	$—	$3,307	$3,162	$2,907
Total assets	7,235	—	7,235	7,220	5,918
Short-term debt	312	—	312	14	8
Current portion of long-term debt	28	—	28	20	20
Long-term debt, less debt issuance costs of $26, in 2020, $28 in 2019 and $18 in 2018	2,335	—	2,335	2,336	1,755
Redeemable noncontrolling interests	175	(20)	155	167	100
Retained earnings	644	20	664	622	456
Parent company stockholders’ equity	1,783	20	1,803	1,873	1,345
Total equity	1,860	20	1,880	1,968	1,442

(1)	The following table provides a reconciliation of net income to adjusted EBITDA. See “Use of Non-GAAP Financial Information” for additional information regarding adjusted EBITDA.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
(in millions)
Net income	$38	$101	$233	$440	$116
Equity in earnings of affiliates	2	6	30	24	19
Income tax expense (benefit)	(16)	20	(32)	78	283

Earnings before income taxes	20	115	171	494	380
Depreciation and amortization	89	77	339	270	233
Restructuring charges, net	3	9	29	25	14
Impairment of goodwill and indefinite-lived intangible assets	51	—	6	20	—
Interest expense, net	27	25	112	85	91
Pension settlement charges	—	—	259	—	—
Gain (loss) on disposal group held for sale	—	—	—	(3)	27
Acquisition related inventory adjustments	—	—	13	—	14
Loss on extinguishment of debt	—	—	9	—	19
Other(a)	15	31	81	66	57

Adjusted EBITDA	$205	$257	$1,019	$957	$835

(a)	Other includes stock compensation expense, non-service cost components of pension and OPEB costs, strategic transaction expenses, net of transaction breakup fees and other items. See Note 22 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 and Note 18 in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, each of which is incorporated herein by reference, for additional details. Non-service cost components of pension and OPEB costs were excluded from adjusted EBITDA beginning in 2018 concurrent with adoption of ASU 2017-07 which required such cost to be classified outside of operating income. While prior period amounts have been reclassified on our consolidated statement of operations for GAAP reporting purposes, we did not adjust prior period adjusted EBITDA on the basis of materiality. Had we conformed adjusted EBITDA for 2017, adjusted EBITDA would have been $842 million.

(2)

The following table reconciles net cash provided by (used in) operating activities to adjusted free cash flow. See “Use of Non-GAAP Financial Information” for additional information regarding free cash flow and adjusted free cash flow.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
(in millions)
Net cash provided by (used in) operating activities	$(51)	$(16)	$637	$568	$554
Purchases of property, plant and equipment	(63)	(98)	(426)	(325)	(393)

Free cash flow	(114)	(114)	211	243	161
Discretionary pension contribution	—	—	61	—	—

Adjusted free cash flow	$(114)	$(114)	$272	$243	$161

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, before reaching a decision regarding an investment in the notes. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described are not the only risks facing us. Additional risks and uncertainties not known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations and you may lose all or a portion of your original investment.

Risks Related to the Markets We Serve

A downturn in the global economy could have a substantial adverse effect on our business.

Our business is tied to general economic and industry conditions as demand for vehicles depends largely on the strength of the economy, employment levels, consumer confidence levels, the availability and cost of credit and the cost of fuel. These factors have had and could continue to have a substantial impact on our business.

Certain political developments occurring the past several years have provided increased economic uncertainty. The United Kingdom’s decision in 2016 to exit the European Union has not had significant economic ramifications to date; however, transition details continue to develop and could have potential economic implications in the United Kingdom and elsewhere. Political climate changes in the U.S., including tax reform legislation, easing of regulatory requirements and potential trade policy actions, are likely to impact economic conditions in the U.S. and various countries, the cost of importing into the U.S. and the competitive landscape of our customers, suppliers and competitors.

Adverse global economic conditions could also cause our customers and suppliers to experience severe economic constraints in the future, including bankruptcy, which could have a material adverse impact on our financial position and results of operations.

Our results of operations could be adversely affected by climate change, natural catastrophes or public health crises, in the locations in which we, our customers or our suppliers operate.

A natural disaster could disrupt our operations, or our customers’ or suppliers’ operations and could adversely affect our results of operations and financial condition. Although we have continuity plans designed to mitigate the impact of natural disasters on our operations, those plans may be insufficient, and any catastrophe may disrupt our ability to manufacture and deliver products to our customers, resulting in an adverse impact on our business and results of operations. Also, climate change poses both regulatory and physical risks that could harm our results of operations or affect the way we conduct our businesses. For example, new or modified regulations could require us to spend substantial funds to enhance our environmental compliance efforts. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer.

The novel coronavirus disease (“COVID-19”) pandemic has had, and is expected to continue to have, an adverse effect on our business, results of operations, cash flows and financial condition. The COVID-19 pandemic has negatively impacted the global economy, disrupted our operations as well as those of our customers, suppliers and the global supply chains in which we participate, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term operational, strategic and capital structure initiatives, will depend on future developments, including the duration and severity of the pandemic, which are uncertain and cannot be predicted.

As a result of the COVID-19 pandemic, and in response to government mandates or recommendations, rapid dissipation of customer demand, as well as decisions we have made to protect the health and safety of our employees and communities, we have temporarily closed a significant number of our facilities globally. We may face longer term facility closure requirements and other operational restrictions with respect to some or all of our locations for prolonged periods of time due to, among other factors, evolving and increasingly stringent governmental restrictions including public health directives, quarantine policies or social distancing measures. We operate as part of the complex integrated global supply chains of our largest customers. As the COVID-19 pandemic dissipates at varying times and rates in different regions around the world, we anticipate a pro-longed negative impact on these global supply chains. Our ability to resume operations at our temporarily closed facilities will be impacted by the interdependencies of the various participants of these global supply chains, which are largely beyond our direct control. A pro-longed shut down of these global supply chains will have a material adverse effect on our business, results of operations, cash flows and financial condition.

Consumer spending may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 pandemic. This may negatively impact the markets we serve and may cause our customers to purchase fewer products from us. Any significant reduction in demand caused by decreased consumer confidence and spending following the pandemic, would result in a loss of sales and profits and other material adverse effects.

To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus supplement), such as those relating to our indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Rising interest rates could have a substantial adverse effect on our business.

Rising interest rates could have a dampening effect on overall economic activity, the financial condition of our customers and the financial condition of the end customers who ultimately create demand for the products we supply, all of which could negatively affect demand for our products. An increase in interest rates could make it difficult for us to obtain financing at attractive rates, impacting our ability to execute on our growth strategies or future acquisitions.

The proposed phase out of the London Interbank Offer Rate (LIBOR) could have an adverse effect on our business.

Our Senior Facilities utilize LIBOR to set the interest rate on any outstanding borrowings. In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. As such, the potential effect of any such event on our cost of capital cannot yet be determined. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on extensions of credit held by us and could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely impacted by the loss of any of our significant customers, changes in their requirements for our products or changes in their financial condition.

We are reliant upon sales to several significant customers. Sales to our ten largest customers accounted for 55% of our overall sales in 2019. Changes in our business relationships with any of our large customers or in the timing, size and continuation of their various programs could have a material adverse impact on us.

The loss of any of these customers, the loss of business with respect to one or more of their vehicle models on which we have high component content, or a significant decline in the production levels of such vehicles would negatively impact our business, results of operations and financial condition. Pricing pressure from our customers also poses certain risks. Inability on our part to offset pricing concessions with cost reductions would adversely affect our profitability. We are continually bidding on new business with these customers, as well as seeking to diversify our customer base, but there is no assurance that our efforts will be successful. Further, to the extent that the financial condition of our largest customers deteriorates, including possible bankruptcies, mergers or liquidations, or their sales otherwise decline, our financial position and results of operations could be adversely affected.

We may be adversely impacted by changes in international legislative and political conditions.

We operate in 34 countries around the world and we depend on significant foreign suppliers and customers. Further, we have several growth initiatives that are targeting emerging markets like China and India. Legislative and political activities within the countries where we conduct business, particularly in emerging markets and less developed countries, could adversely impact our ability to operate in those countries. The political situation in a number of countries in which we operate could create instability in our contractual relationships with no effective legal safeguards for resolution of these issues, or potentially result in the seizure of our assets. We operate in Argentina, where trade-related initiatives and other government restrictions limit our ability to optimize operating effectiveness. At December 31, 2019, our net asset exposure related to Argentina was approximately $13 million, including $6 million of net fixed assets.

We may be adversely impacted by changes in trade policies and proposed or imposed tariffs, including but not limited to, the imposition of new tariffs by the U.S. government on imports to the U.S. and/or the imposition of retaliatory tariffs by foreign countries.

Section 232 of the Trade Expansion Act of 1962, as amended (the “Trade Act”), gives the executive branch of the U.S. government broad authority to restrict imports in the interest of national security by imposing tariffs. During 2018, the U.S. government concluded that imported steel and aluminum threaten to impair the national security and imposed tariffs on steel and aluminum imported from certain countries. Certain foreign countries have responded with retaliatory tariffs. In 2019, the U.S. government also determined pursuant to Section 232 that U.S. imports of automobiles and certain automotive parts threaten to impair U.S. national security. The government has not imposed tariffs but has sought to negotiate bilateral agreements with the European Union and Japan. These negotiations are ongoing. Section 301 of the Trade Act gives the executive branch broad authority to impose tariffs against countries that make unjustified, unreasonable, or discriminatory trade actions. During 2018, the U.S. government concluded that China’s trade policies harm U.S. business and workers and threaten the long-term competitiveness of the U.S. and has imposed tariffs on numerous Chinese imports. China has responded with retaliatory tariffs. In January 2020, the U.S. and China signed an Economic and Trade Agreement (also known as the Phase One Agreement), while this marked a positive development, most of the key issues remain unresolved and need to be addressed in subsequent negotiations. In November 2018, the U.S., Mexico and Canada executed the U.S.-Mexico-Canada Agreement (USMCA), the successor agreement to the North American Free Trade Agreement (NAFTA). The agreement includes the imposition of tariffs on vehicles that do not meet regional raw material (steel and aluminum), part and labor content requirements. The agreement was ratified by the U.S. in January 2020.

Tariffs imposed on imported steel and aluminum could raise the costs associated with manufacturing our products. We continue to work with our customers to recover a portion of our increased costs, and with our suppliers to defray costs, associated with these tariffs. While we have been successful in the past recovering a significant portion of costs increases, there is no assurance that cost increases resulting from trade policies and tariffs will not adversely impact our profitability. Our sales may also be adversely impacted if tariffs are assessed directly on the products we produce or on our customers’ products containing content sourced from us.

We may be adversely impacted by the strength of the U.S. dollar relative to the currencies in the other countries in which we do business.

Approximately 53% of our sales in 2019 were from operations located in countries other than the U.S. Currency variations can have an impact on our results (expressed in U.S. dollars). Currency variations can also adversely affect margins on sales of our products in countries outside of the U.S. and margins on sales of products that include components obtained from affiliates or other suppliers located outside of the U.S. Strengthening of the U.S. dollar against the euro and currencies of other countries in which we have operations has had and could continue to have an adverse effect on our results reported in U.S. dollars. We use a combination of natural hedging techniques and financial derivatives to mitigate foreign currency exchange rate risks. Such hedging activities may be ineffective or may not offset more than a portion of the adverse financial impact resulting from currency variations.

We may be adversely impacted by new laws, regulations or policies of governmental organizations related to increased fuel economy standards and reduced greenhouse gas emissions, or changes in existing ones.

The markets and customers we serve are subject to substantial government regulation, which often differs by state, region and country. These regulations, and proposals for additional regulation, are advanced primarily out of concern for the environment (including concerns about global climate change and its impact) and energy independence. We anticipate that the number and extent of these regulations, and the costs to comply with them, will increase significantly in the future.

In the U.S., vehicle fuel economy and greenhouse gas emissions are regulated under a harmonized national program administered by the National Highway Traffic Safety Administration and the Environmental Protection Agency (EPA). Other governments in the markets we serve are also creating new policies to address these same issues, including the European Union, Brazil, China and India. These government regulatory requirements could significantly affect our customers by altering their global product development plans and substantially increasing their costs, which could result in limitations on the types of vehicles they sell and the geographical markets they serve. Any of these outcomes could adversely affect our financial position and results of operations.

Company-Specific Risk Factors

We have taken, and continue to take, cost-reduction actions. Although our process includes planning for potential negative consequences, the cost-reduction actions may expose us to additional production risk and could adversely affect our sales, profitability and ability to retain and attract employees.

We have been reducing costs in all of our businesses and have discontinued product lines, exited businesses, consolidated manufacturing operations and positioned operations in lower cost locations. The impact of these cost-reduction actions on our sales and profitability may be influenced by many factors including our ability to successfully complete these ongoing efforts, our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete, delays in implementation of anticipated workforce reductions, decline in employee morale and the potential inability to meet operational targets due to our inability to retain or recruit key employees.

We depend on our subsidiaries for cash to satisfy the obligations of the Company.

Our subsidiaries conduct all of our operations and own substantially all of our assets. Our cash flow and our ability to meet our obligations depend on the cash flow of our subsidiaries. In addition, the payment of funds in the form of dividends, intercompany payments, tax sharing payments and otherwise may be subject to restrictions under the laws of the countries of incorporation of our subsidiaries or the by-laws of the subsidiary.

Labor stoppages or work slowdowns at Dana, key suppliers or our customers could result in a disruption in our operations and have a material adverse effect on our businesses.

We and our customers rely on our respective suppliers to provide parts needed to maintain production levels. We all rely on workforces represented by labor unions. Workforce disputes that result in work stoppages or slowdowns could disrupt operations of all of these businesses, which in turn could have a material adverse effect on the supply of, or demand for, the products we supply our customers.

We could be adversely affected if we are unable to recover portions of commodity costs (including costs of steel, other raw materials and energy) from our customers.

We continue to work with our customers to recover a portion of our material cost increases. While we have been successful in the past recovering a significant portion of such cost increases, there is no assurance that increases in commodity costs, which can be impacted by a variety of factors, including changes in trade laws and tariffs, will not adversely impact our profitability in the future.

We could be adversely affected if we experience shortages of components from our suppliers or if disruptions in the supply chain lead to parts shortages for our customers.

A substantial portion of our annual cost of sales is driven by the purchase of goods and services. To manage and minimize these costs, we have been consolidating our supplier base. As a result, we are dependent on single sources of supply for some components of our products. We select our suppliers based on total value (including price, delivery and quality), taking into consideration their production capacities and financial condition, and we expect that they will be able to support our needs. However, there is no assurance that adverse financial conditions, including bankruptcies of our suppliers, reduced levels of production, natural disasters or other problems experienced by our suppliers will not result in shortages or delays in their supply of components to us or even in the financial collapse of one or more such suppliers. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers, particularly those who are sole sources, and were unable to procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, profitability and customer relations.

Adverse economic conditions, natural disasters and other factors can similarly lead to financial distress or production problems for other suppliers to our customers which can create disruptions to our production levels. Any such supply-chain induced disruptions to our production are likely to create operating inefficiencies that will adversely affect our sales, profitability and customer relations.

Our profitability and results of operations may be adversely affected by program launch difficulties.

The launch of new business is a complex process, the success of which depends on a wide range of factors, including the production readiness of our manufacturing facilities and manufacturing processes and those of our suppliers, as well as factors related to tooling, equipment, employees, initial product quality and other factors. Our failure to successfully launch material new or takeover business could have an adverse effect on our profitability and results of operations.

We use important intellectual property in our business. If we are unable to protect our intellectual property or if a third party makes assertions against us or our customers relating to intellectual property rights, our business could be adversely affected.

We own important intellectual property, including patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Our competitors may develop technologies that are similar or superior to our proprietary technologies or design around the patents we own or license. Further, as we expand our operations in jurisdictions where the protection of intellectual property rights is less robust, the risk of others duplicating our proprietary technologies increases, despite efforts we undertake to protect them. Developments or assertions by or against us relating to intellectual property rights, and any inability to protect these rights, could have a material adverse impact on our business and our competitive position.

We could encounter unexpected difficulties integrating acquisitions and joint ventures.

We acquired businesses in recent years, and we expect to complete additional acquisitions and investments in the future that complement or expand our businesses. The success of this strategy will depend on our ability to successfully complete these transactions or arrangements, to integrate the businesses acquired in these transactions and to develop satisfactory working arrangements with our strategic partners in the joint ventures. We could encounter unexpected difficulties in completing these transactions and integrating the acquisitions with our existing operations. We also may not realize the degree or timing of benefits anticipated when we entered into a transaction.

Several of our joint ventures operate pursuant to established agreements and, as such, we do not unilaterally control the joint venture. There is a risk that the partners’ objectives for the joint venture may not be aligned with ours, leading to potential differences over management of the joint venture that could adversely impact its financial performance and consequent contribution to our earnings. Additionally, inability on the part of our partners to satisfy their contractual obligations under the agreements could adversely impact our results of operations and financial position.

We could be adversely impacted by the costs of environmental, health, safety and product liability compliance.

Our operations are subject to environmental laws and regulations in the U.S. and other countries that govern emissions to the air; discharges to water; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties. Historically, environmental costs related to our former and existing operations have not been material. However, there is no assurance that the costs of complying with current environmental laws and regulations, or those that may be adopted in the future, will not increase and adversely impact us.

There is also no assurance that the costs of complying with current laws and regulations, or those that may be adopted in the future, that relate to health, safety and product liability matters will not adversely impact us. There is also a risk of warranty and product liability claims, as well as product recalls, if our products fail to perform to specifications or cause property damage, injury or death. (See Notes 17 and 18 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, for additional information on product liabilities and warranties.)

A failure of our information technology infrastructure could adversely impact our business and operations.

We recognize the increasing volume of cyber-attacks and employ commercially practical efforts to provide reasonable assurance that the risks of such attacks are appropriately mitigated. Each year, we evaluate the threat profile of our industry to stay abreast of trends and to provide reasonable assurance our existing countermeasures will address any new threats identified. Despite our implementation of security measures, our IT systems and those of our service providers are vulnerable to circumstances beyond our reasonable control including acts of terror, acts of government, natural disasters, civil unrest and denial of service attacks which may lead to the theft of our intellectual property, trade secrets or business disruption. To the extent that any disruption or security breach results in a loss or damage to our data or an inappropriate disclosure of confidential information, it could cause significant damage to our reputation, affect our relationships with our customers, suppliers and employees, lead to claims against the Company and ultimately harm our business. Additionally, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

We participate in certain multi-employer pension plans which are not fully funded.

We contribute to certain multi-employer defined benefit pension plans for certain of our union-represented employees in the U.S. in accordance with our collective bargaining agreements. Contributions are based on hours worked except in cases of layoff or leave where we generally contribute based on 40 hours per week for a maximum of one year. The plans are not fully funded as of December 31, 2019. We could be held liable to the plans for our obligation, as well as those of other employers, due to our participation in the plans. Contribution rates could increase if the plans are required to adopt a funding improvement plan, if the performance of plan assets does not meet expectations or as a result of future collectively bargained wage and benefit agreements. (See Note 13 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, for additional information on multi-employer pension plans.)

Changes in interest rates and asset returns could increase our pension funding obligations and reduce our profitability.

We have unfunded obligations under certain of our defined benefit pension and other postretirement benefit plans. The valuation of our future payment obligations under the plans and the related plan assets are subject to significant adverse changes if the credit and capital markets cause interest rates and projected rates of return to decline. Such declines could also require us to make significant additional contributions to our pension plans in the future. A material increase in the unfunded obligations of these plans could also result in a significant increase in our pension expense in the future.

We may incur additional tax expense or become subject to additional tax exposure.

Our provision for income taxes and the cash outlays required to satisfy our income tax obligations in the future could be adversely affected by numerous factors. These factors include changes in the level of earnings in the tax jurisdictions in which we operate, changes in the valuation of deferred tax assets and liabilities, changes in our plans to repatriate the earnings of our non-U.S. operations to the U.S. and changes in tax laws and regulations.

In December 2017, the U.S. introduced broad ranging tax reform with the passage of the Tax Cuts and Jobs Act (the “Act”) legislation. Among the tax reforms was a reduction of the corporate tax rate from 35% to 21%. Although the tax reform in the U.S. reduced the statutory tax rate to 21% for 2018, the effects of the lower rate were offset in part by the effects of increased nondeductible expenses and the global intangible low taxed income (“GILTI”) provisions which result in a certain amount of foreign earnings being subjected to U.S. tax. Considering the exclusion of foreign subsidiary dividends from taxation in the U.S., we believe the Act will provide some greater flexibility to repatriate future earnings of our foreign operations.

Our income tax returns are subject to examination by federal, state and local tax authorities in the U.S. and tax authorities outside the U.S. The results of these examinations and the ongoing assessments of our tax exposures could also have an adverse effect on our provision for income taxes and the cash outlays required to satisfy our income tax obligations.

Our ability to utilize our net operating loss carryforwards may be limited.

Net operating loss carryforwards (NOLs) approximating $281 million were available at December 31, 2019 to reduce future U.S. income tax liabilities. Our ability to utilize these NOLs may be limited as a result of certain change of control provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The NOLs are treated as losses incurred before the change of control in January 2008 and are limited to annual utilization of $84 million. There can be no assurance that trading in our shares will not effect another change in control under the Code, which could further limit our ability to utilize our available NOLs and certain other tax attributes. Such limitations may cause us to pay income taxes earlier and in greater amounts than would be the case if the NOLs and certain other tax attributes were not subject to limitation.

An inability to provide products with the technology required to satisfy customer requirements would adversely impact our ability to successfully compete in our markets.

The vehicular markets in which we operate are undergoing significant technological change, with increasing focus on electrified and autonomous vehicles. These and other technological advances could render certain of our products obsolete. Maintaining our competitive position is dependent on our ability to develop commercially-viable products and services that support the future technologies embraced by our customers.

Failure to appropriately anticipate and react to the cyclical and volatile nature of production rates and customer demands in our business can adversely impact our results of operations.

Our financial performance is directly related to production levels of our customers. In several of our markets, customer production levels are prone to significant cyclicality, influenced by general economic conditions, changing consumer preferences, regulatory changes, and other factors. Oftentimes the rapidity of the downcycles and upcycles can be severe. Successfully executing operationally during periods of extreme downward and upward demand pressures can be challenging. Our inability to recognize and react appropriately to the production cycles inherent in our markets can adversely impact our operating results.

Our continued success is dependent on being able to retain and attract requisite talent.

Sustaining and growing our business requires that we continue to retain, develop and attract people with the requisite skills. With the vehicles of the future expected to undergo significant technological change, having qualified people savvy in the right technologies will be a key factor in our ability to develop the products necessary to successfully compete in the future. As a global organization, we are also dependent on our ability to attract and maintain a diverse work force that is fully engaged supporting our company’s objectives and initiatives.

Failure to maintain effective internal controls could adversely impact our business, financial condition and results of operations.

Regulatory provisions governing the financial reporting of U.S. public companies require that we maintain effective disclosure controls and internal controls over financial reporting across our operations in 34 countries. Effective internal controls are designed to provide reasonable assurance of compliance, and, as such, they can be susceptible to human error, circumvention or override, and fraud. Failure to maintain adequate, effective internal controls could result in potential financial misstatements or other forms of noncompliance that have an adverse impact on our results of operations, financial condition or organizational reputation. Our 2019 acquisitions were exempt from certain regulatory internal control compliance requirements this past year, but are required to be compliant in 2020.

Developments in the financial markets or downgrades to Dana’s credit rating could restrict our access to capital and increase financing costs.

At December 31, 2019, Dana had consolidated debt obligations of $2,398 million, with cash and marketable securities of $527 million and unused revolving credit capacity of $979 million. Our ability to grow the business and satisfy debt service obligations is dependent, in part, on our ability to gain access to capital at competitive costs. External factors beyond our control can adversely affect capital markets—either tightening availability of capital or increasing the cost of available capital. Failure on our part to maintain adequate financial performance and appropriate credit metrics can also affect our ability to access capital at competitive prices.

Risks Related to Our Indebtedness and the Notes

Our indebtedness could adversely affect our business, financial condition and results of operations and prevent us from meeting any of our payment obligations under the notes and our other debt.

As of March 31, 2020, after giving effect to this offering of the notes and the offering of the 2028 Notes and application of proceeds therefrom, we would have had approximately $3,101 million of outstanding debt, including $1,023 million of secured debt under our Senior Facilities, and potential availability under the Revolving Facility of $779 million, after deducting outstanding letters of credit.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our Senior Facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt and other obligations.

Additionally, the Senior Facilities bear interest at a variable rate that is linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense, potentially impacting our ability to meet our payment and other obligations under our debt instruments.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the notes will, and our existing senior notes and the Senior Facilities restrict, but do not completely prohibit, us from doing so. As of March 31, 2020, after giving effect to the offering of the 2028 Notes and application of proceeds therefrom, we would have had potential availability of $779 million under the Revolving Facility after deducting outstanding letters of credit. The indentures governing the notes and our existing senior notes allow us to issue additional fungible debt securities under certain circumstances and also allow us to incur certain secured debt and allow our foreign subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indentures do not prevent us from incurring other liabilities, such as trade payables, that do not constitute indebtedness. See “Description of the Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

We and our subsidiaries are subject to various restrictions, and substantially all of our assets are pledged, subject to certain restrictions, under the Senior Facilities.

The Senior Facilities are guaranteed by all of our domestic wholly-owned subsidiaries except for Dana Credit Corporation and its subsidiaries. The Senior Facilities are secured on a first-priority lien basis on substantially all of the assets of Dana and the guarantors, subject to certain exceptions. The Senior Facilities require that the first lien net leverage ratio not exceed a ratio ranging from 2.00 to 1.00 to 4.00 to 1.00, depending on the quarter, which ratio is tested on the last day of each fiscal quarter under the Senior Facilities. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or are unable to comply with covenants of, the Senior Facilities, then we would be in default under the terms of the agreement, which would, under certain circumstances, permit the lenders to accelerate the maturity of the indebtedness and foreclose on the collateral. See “Description of Other Indebtedness.”

Although the notes are referred to as “senior” notes, they will be effectively subordinated to our secured debt to the extent of the asset value securing such debt.

The notes are unsecured and therefore will be effectively subordinated to any of our secured debt to the extent of the asset value securing such debt. In the event of a bankruptcy or similar proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. The notes will be effectively subordinated to any borrowings under our credit facilities and other future secured debt. The indenture governing the notes will allow us to incur a substantial amount of additional secured debt. As of March 31, 2020, after giving effect to the offering of the 2028 Notes and application of proceeds therefrom, we would have had $1,023 million of secured debt outstanding under our Senior Facilities and potential availability of $779 million under the Revolving Facility, all of which would be secured indebtedness, if borrowed. See “Use of Proceeds.”

Although the notes are referred to as “senior” notes, they will be structurally subordinated to all liabilities of our subsidiaries, none of which will initially serve as guarantors of the notes.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of March 31, 2020, our subsidiaries had $3.4 billion of liabilities (including trade payables), with respect to which the notes would be structurally subordinated, and represented $7.1 billion of our total assets (excluding approximately $115 million of intercompany receivables). Any right that we have to receive any assets of any subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the Senior Facilities and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Senior Facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our dividends and other liquidity needs.

In addition, prior to the repayment of the notes, we will be required to refinance or repay the Senior Facilities and certain subsidiary debt. We cannot assure you that we will be able to refinance any of our debt, including the Senior Facilities, on commercially reasonable terms or at all. If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

The Senior Facilities, the indentures governing the notes and the existing senior notes and the agreements governing our other indebtedness may restrict, or market or business conditions may limit, our ability to do some of these things.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations is dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in our credit facilities (including the Senior Facilities) and indentures, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Notes—Certain Covenants.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes and our other financing arrangements.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of the Senior Facilities effectively require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and may limit our ability to fund the repurchase of your notes in certain circumstances. In addition, the occurrence of a change of control will constitute an event of default under the Senior Facilities that permits the lenders thereunder to accelerate the maturity of borrowings thereunder. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our financing arrangements will not allow the repurchases. A failure to purchase tendered notes at a time when purchase is required or a failure to make such a change of control offer will result in an event of default under the indenture governing the notes, which in turn will result in an event of default under the Revolving Facility and indentures governing the existing notes. See “Description of the Notes—Change of Control.”

The ability of holders of the notes to require us to repurchase the notes as a result of a disposition of “substantially all” of our assets is uncertain.

The definition of change of control in the indenture governing the notes offered hereby will include a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of the notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain.

The terms of the Senior Facilities, the notes and our existing senior notes restrict and the agreements governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Senior Facilities, the notes and our existing senior notes and the agreements governing our other indebtedness contain, and any future indebtedness of ours may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	sell or dispose of our assets or enter into merger or consolidation transactions;

•	make investments, including acquisitions;

•	materially modify or alter the nature and type of business in which we are engaged;

•	enter into contracts containing restrictions on granting liens or making distributions, loans or transferring assets to us or any guarantor under the Senior Facilities; and/or

•	repay indebtedness (including our existing debt securities and the notes) prior to stated maturities.

In addition, the Senior Facilities require that the first lien net leverage ratio not exceed a ratio ranging from 2.00 to 1.00 to 4.00 to 1.00, depending on the quarter, which ratio is tested on the last day of each fiscal quarter under the Senior Facilities. As a result of this covenant, we may be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in the Senior Facilities and the agreements governing our other indebtedness, including our existing senior notes and the notes, could result in an event of default under the Senior Facilities or such agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of such default, the lenders thereunder:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, including the indenture governing the notes,

any of which could result in an event of default under the notes.

If the indebtedness under the Senior Facilities or our other indebtedness, including our existing senior notes and the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Notwithstanding the restrictions described above, the terms of the notes will not and our existing senior notes do not impose any restrictions on our ability to invest in other entities (including unaffiliated entities) and will permit or permits, as applicable, us to redesignate our restricted subsidiaries as “unrestricted” in certain circumstances if we could (at the time of such redesignation) make a restricted payment in an amount equal to the sum of the fair market value of the capital stock of such restricted subsidiary and the aggregate amount of debt of such restricted subsidiary owed to the Company and the other restricted subsidiaries. We will be able to make unlimited restricted payments so long as (i) our total leverage ratio (as defined in the indentures governing the notes and the existing senior notes) does not exceed 3.75 to 1.00 at the time of, and after giving effect to, any such restricted payment and (ii) our total leverage ratio (as defined in the Senior Facilities) does not exceed 2.75 to 1.00 at the time of, and after giving effect to, any such restricted payment, in each case so long as no default or event of default shall have occurred and be continuing (or result therefrom).

Active trading markets may not develop for the notes, which may hinder your ability to liquidate your investment.

The new notes will be part of an existing series of securities. We do not intend to list the notes on any national or regional securities exchange or to seek approval for the quotation through any automated quotation system. We cannot give any assurance that a trading market will exist in future for the notes. Certain of the underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so and may cease their market-making at any time. Even if a market does develop, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

If the notes are rated investment grade by two of Moody’s, S&P and Fitch in the future, and as long as the notes maintain such ratings, certain covenants contained in the indenture will not apply to the notes, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes will contain certain covenants that will not apply to the notes if, during any future period, the notes are rated investment grade by two of Moody’s, S&P and Fitch, provided that at such time no default or event of default has occurred and is continuing. See “Description of the Notes—Covenant Suspension.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt or liens and enter into certain types of transactions. Because we would not be subject to these restrictions during such time that the notes maintain these specified ratings, we would be able to make dividends and distributions, incur substantial additional debt or liens and enter into certain types of transactions during such period. Any actions taken while these covenants are suspended will not result in an event of default with respect to the notes in the event that these covenants are subsequently reinstated.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $99 million, after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from this offering for general corporate purposes.

Certain of the underwriters or their affiliates may be lenders under the Senior Facilities from time to time, including our Revolving Facility, and such underwriters or their affiliates will receive a portion of the proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020 on an actual basis and on an as-adjusted basis to give effect to this offering of the notes, the offering of the 2028 Notes and application of proceeds therefrom. We have assumed that the net proceeds of this offering after deducting the underwriting discount and our estimated expenses related to the offering will be approximately $99 million.

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated herein by reference.

	As of March 31, 2020
	Actual	As Adjusted
(in millions)	(unaudited)
Cash and cash equivalents and marketable securities	$651	$1,045

Debt:
Revolving Facility(1)	$300	$200
Term Facility A	474	474
Term Facility B	349	349
5.500% Senior Notes due 2024	425	425
5.750% Senior Notes due 2025	400	400
6.500% Senior Notes due 2026	375	375
5.375% Senior Notes due 2027	300	400
5.625% Senior Notes due 2028	—	400
Other long-term debt(2)	66	66
Other short-term borrowings	12	12

Total debt, including current portion	2,701	3,101

Total equity as revised(3)	1,880	1,880

Total capitalization	$4,581	$4,981

(1)	As of March 31, 2020, we had outstanding borrowings of $300 million under the Revolving Facility and had utilized $21 million for letters of credit. As of March 31, 2020, as adjusted to give effect to the repayment of $100 million in borrowings under the Revolving Facility with a portion of the proceeds of the offering of the 2028 Notes, we would have had availability under the Revolving Facility of $779 million after deducting the outstanding borrowings and letters of credit.
(2)	Other long-term debt includes the note payable to the former owners of SME as part of the purchase agreement, borrowings from various financial institutions, finance lease obligations and the unamortized fair value adjustment related to a terminated interest rate swap.
(3)	Reflects a $20 million increase to the total equity as previously reported. See “Summary—Summary Historical Financial Information” for additional details regarding this revision.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Facilities

On April 16, 2020, we entered into Amendment No. 4 to Credit and Guaranty Agreement and Amendment No. 2 to Security Agreement, among the Company, as a term loan borrower and a revolving credit borrower, Dana International Luxembourg S.à r.l., as a revolving credit borrower, certain domestic subsidiaries of the Company party thereto (the “Guarantors”), Citibank, N.A., as administrative agent and collateral agent, and a syndicate of other banks party thereto, which amends the credit agreement that governs our Senior Facilities. Our Senior Facilities provide for senior secured financing of $1,950 million, consisting of the Term A Facility in an original aggregate principal amount of $500 million, which matures in August 2024, the Term B Facility in an original aggregate principal amount of $450 million, which matures in February 2026, and the Revolving Facility in an aggregate committed principal amount of $1,000 million, which matures in August 2024.

The Senior Facilities are guaranteed by substantially all of our domestic subsidiaries and secured by a first-priority lien on substantially all of the assets of the Company and the Guarantors, other than Dana Credit Corporation and its subsidiaries.

The Term A Facility amortizes in equal quarterly installments of approximately $7.4 million payable on the last day of each fiscal quarter, commencing on September 30, 2020. Because we repaid $100 million of the principal amount outstanding under the Term B Facility, we no longer have an obligation to make quarterly amortization payments under the Term B Facility. Availability under the Revolving Facility is reduced for outstanding credit advances and letter of credit issuances. As of March 31, 2020, $474 million was outstanding under the Term A Facility, $349 million was outstanding under the Term B Facility and $300 million was outstanding under the Revolving Facility (not including $21 million utilized for letters of credit).

The Revolving Facility and the Term A Facility each bear interest at LIBOR (or, with respect to Euro borrowings under the Revolving Facility, EURIBOR, or with respect to Sterling borrowings under the Revolving Facility, Sterling LIBOR) plus an applicable margin ranging between 1.25% and 1.75% per annum based on Dana’s total net leverage ratio. In addition, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments at a rate between 0.25% and 0.50% per annum that is determined by reference to the Company’s total net leverage ratio. The Term B Facility bears interest at LIBOR plus 2.25% per annum. Commencing with the fiscal year ending December 31, 2019, the Term B Facility is subject to an annual excess cash flow sweep of 50%, stepping down to 0% based on the Company’s first lien net leverage ratio, of any excess cash flow greater than $10 million.

The lenders have the ability, subject to certain cure rights of the Company, to accelerate loan payment dates and charge default interest rates for certain breaches by the Company and the Guarantors of their covenants and other obligations under the Senior Facilities.

The Senior Facilities do not have any financial maintenance covenants, other than a first lien net leverage ratio not to exceed a ratio of 2.50 to 1.00 for the quarter ending June 30, 2020, which increases quarterly to a maximum of 4.00 to 1.00 for the quarter ending December 31, 2020 and then, starting with the quarter ending December 31, 2021, decreases quarterly until it returns to its prior level at 2.00 to 1.00 for and after the quarter ending September 30, 2022, in each case, which is tested on the last day of each fiscal quarter under the Senior Facilities. The Company may, in its sole discretion, return to a first lien net leverage ratio not to exceed 2:00 to 1.00 at any time.

Bridge Facility

On April 16, 2020 we entered into the $500 million Bridge Facility pursuant to a 364-Day Bridge Facility and Guaranty Agreement among the Company, as borrower, the guarantors party thereto from time to time,

Citibank, N.A., as administrative agent and collateral agent, and the lenders party thereto from time to time. The Bridge Facility has a 364-day commitment and is intended to provide the Company access to additional liquidity and can be terminated at the Company’s option at any time.

The Bridge Facility is guaranteed by substantially all of our domestic subsidiaries and secured by a first-priority lien on substantially all of the assets of the Company and the Guarantors, other than Dana Credit Corporation and its subsidiaries.

The Bridge Facility bears interest at 4.50% per annum in the case of Eurocurrency Rate Advances and 3.50% per annum in the case of Base Rate Advances; provided, that, the interest rate increases by 0.5% on July 16, 2020 and then an additional 0.5% increase at the end of each subsequent 90-day period thereafter.

The lenders have the ability, subject to certain cure rights of the Company, to accelerate loan payment dates and charge default interest rates for certain breaches by the Company and the guarantors of their covenants and other obligations under the Bridge Facility.

The Bridge Facility does not have any financial maintenance covenants, other than a first lien net leverage ratio not to exceed (i) 2.50 to 1.00 on the last day of the fiscal quarter ended June 30, 2020, (ii) 3.00 to 1.00 on the last day of the fiscal quarter ending September 30, 2020 and (iii) 4.00 to 1.00 on the last day of the fiscal quarter ending December 31, 2020 and any subsequent fiscal quarter thereafter.

In connection with the closing of the offering of the 2028 Notes, the Bridge Facility will be terminated.

Existing Senior Notes

2028 Notes

On June 16, 2020, we priced $400 million aggregate principal amount of 5.625% Senior Notes due 2028 (the “2028 Notes”) maturing on June 15, 2028. Interest on the 2028 Notes is payable on June 15 and December 15 of each year.

The 2028 Notes (i) are unsecured senior obligations of the Company and rank equally with all of our other unsecured senior indebtedness, (ii) are not guaranteed by any of our subsidiaries and (iii) are effectively subordinated to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

At any time on or after June 15, 2023, we may redeem some or all of the 2028 Notes at specified redemption prices, plus accrued and unpaid interest. Prior to June 15, 2023, we may redeem some or all of the 2028 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium.

Under the terms of the indenture governing the 2028 Notes, we, and each of our restricted subsidiaries, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vi) enter into transactions with affiliates and (vii) consolidate or merge or sell all or substantially all of our assets.

2027 Notes

In November 2019, we completed the sale of $300 million aggregate principal amount of 5.375% Senior Notes due 2027 (the “2027 Notes”) maturing on November 15, 2027. Interest on the 2027 Notes is payable on May 15 and November 15 of each year. The new notes will constitute Additional Notes as such term is defined under the indenture governing the 2027 Notes and will have terms identical to those of the 2027 Notes. The new notes and the 2027 Notes will be treated as a single class of securities for all purposes under the indenture governing the 2027 Notes.

The 2027 Notes (i) are unsecured senior obligations of the Company and rank equally with all of our other unsecured senior indebtedness, (ii) are not guaranteed by any of our subsidiaries and (iii) are effectively subordinated to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

At any time on or after November 15, 2022, we may redeem some or all of the 2027 Notes at specified redemption prices, plus accrued and unpaid interest. Prior to November 15, 2022, we may redeem some or all of the 2027 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium.

Under the terms of the indenture governing the 2027 Notes, we, and each of our restricted subsidiaries, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vi) enter into transactions with affiliates and (vii) consolidate or merge or sell all or substantially all of our assets.

2026 Notes

In May 2016, Dana Financing Luxembourg S.à r.l., a wholly-owned indirect subsidiary of the Company (“Dana Financing”) completed the sale of $375 million aggregate principal amount of 6.500% Senior Notes due 2026 (the “2026 Notes”) maturing on June 1, 2026. Interest on the 2026 Notes is payable on June 15 and December 15 of each year. The 2026 Notes are fully and unconditionally guaranteed by the Company.

The 2026 Notes (i) are unsecured senior obligations of the Company and Dana Financing and rank equally with all of the Company’s and Dana Financing’s other unsecured senior indebtedness, (ii) are not guaranteed by any of the Company’s subsidiaries and (iii) are effectively subordinated to any of the Company and Dana Financing’s secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of the Company’s subsidiaries.

Prior to June 1, 2021, Dana Financing may redeem some or all of the 2026 Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium. At any time on or after June 1, 2021, Dana Financing may redeem some or all of the 2026 Notes at specified redemption prices, plus accrued and unpaid interest.

Under the terms of the indenture governing the 2026 Notes, we, and each of our restricted subsidiaries, including the Issuer, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vi) enter into transactions with affiliates and (vii) consolidate or merge or sell all or substantially all of our assets.

In addition, the indenture governing the 2026 Notes restricts (i) the Company from ceasing to beneficially own 100% of the voting stock of Dana Financing and (ii) Dana Financing from conducting business operations or owning any material assets or property, subject to certain exceptions, and from incurring material liabilities, other than those in connection with the 2026 Notes, the 2025 Notes (as defined below) and certain other indebtedness permitted under the indenture.

2025 Notes

In April 2017, Dana Financing completed the sale of $400 million aggregate principal amount of the 5.75% Senior Notes due 2025 (the “2025 Notes”) maturing on April 15, 2025. Interest on the 2025 Notes is payable on April 15 and October 15 of each year. The 2025 Notes are fully and unconditionally guaranteed by the Company.

The 2025 Notes (i) are unsecured senior obligations of the Company and Dana Financing and rank equally with all of the Company and Dana Financing’s other unsecured senior indebtedness, (ii) are not guaranteed by any of the Company’s subsidiaries and (iii) are effectively subordinated to any of the Company and Dana Financing’s secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of the Company’s subsidiaries.

At any time on or after April 15, 2020, Dana Financing may redeem some or all of the 2025 Notes at specified redemption prices, plus accrued and unpaid interest.

Under the terms of the indenture governing the 2025 Notes, we, and each of our restricted subsidiaries, including Dana Financing, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vi) enter into transactions with affiliates and (vii) consolidate or merge or sell all or substantially all of our assets.

In addition, the indenture governing the 2025 Notes restricts (i) the Company from ceasing to beneficially own 100% of the voting stock of Dana Financing and (ii) Dana Financing from conducting business operations or owning any material assets or property, subject to certain exceptions, and from incurring material liabilities, other than those in connection with the 2025 Notes, the 2026 Notes and certain other indebtedness permitted under the indenture.

2024 Notes

In December 2014, we completed the sale of $425 million aggregate principal amount of 5.500% Senior Notes due 2024 (the “2024 Notes”) maturing on December 15, 2024. Interest on the 2024 Notes is payable on June 15 and December 15 of each year.

The 2024 Notes (i) are unsecured senior obligations of the Company and rank equally with all of our other unsecured senior indebtedness, (ii) are not guaranteed by any of our subsidiaries and (iii) are effectively subordinated to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

At any time on or after December 15, 2019, we may redeem some or all of the 2024 Notes at specified redemption prices, plus accrued and unpaid interest.

Under the terms of the indenture governing the 2024 Notes, we, and each of our restricted subsidiaries, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vi) enter into transactions with affiliates and (vii) consolidate or merge or sell all or substantially all of our assets.

DESCRIPTION OF THE NOTES

In this “Description of the Notes,” the term “Company” refers only to Dana Incorporated and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to Dana Incorporated and, where the context so requires, certain or all of its Subsidiaries. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.” None of the Company’s Subsidiaries will initially Guarantee the notes and the Company’s Subsidiaries will in the future Guarantee the notes only in those limited circumstances described under “—Certain Covenants—Future Subsidiary Guarantors.” Each Subsidiary that guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such Guarantee is termed a “Note Guarantee.”

We are offering $100,000,000 aggregate principal amount of our 5.375% Senior Notes due 2027 (the “new notes”).

The new notes will be issued as additional notes under a base indenture, dated as of January 28, 2011 (the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Company’s existing supplemental indenture governing the outstanding 5.375% Senior Notes due 2027 (together with the Base Indenture, the “Indenture”), which were issued in an initial aggregate principal amount of $300,000,000 on November 20, 2019 (the “existing notes” and, together with the new notes, the “notes”). The new notes will have the same CUSIP and ISIN numbers as, and are expected to be fungible with, the existing notes upon issuance. The Indenture contains provisions that define your rights under the notes. In addition, the Indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture and the notes that we consider material. It does not restate the terms of the Indenture or the notes in their entirety. We have filed a copy of the form of Base Indenture as an exhibit to the Registration Statement of which this prospectus supplement forms a part. We urge you to carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes

The notes:

•	will be unsecured general obligations of the Company;

•	will be senior in right of payment to all future Subordinated Indebtedness of the Company;

•	will be effectively junior to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness; and

•	will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that do not provide Note Guarantees.

General

None of the Company’s Subsidiaries Guarantee the notes and the Company’s Subsidiaries will in the future Guarantee the notes only in those limited circumstances described under “—Certain Covenants—Future Subsidiary Guarantors.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries of the Company, such non-guarantor Subsidiaries will be required to repay financial and trade creditors before distributing any assets to the Company or a Subsidiary Guarantor.

As of the issue date of the new notes, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not Guarantee the notes.

In addition, under the Indenture, we also may Incur additional Indebtedness ranking pari passu in right of payment with the notes and Indebtedness secured by liens on our property and assets as described below under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.”

Principal, Maturity and Interest

We initially issued the existing notes in an aggregate principal amount of $300.0 million. We will initially issue the new notes in an aggregate principal amount of $100.0 million. The notes will mature on November 15, 2027. Interest on the notes will accrue from May 15, 2020 and will be payable in cash at a rate of 5.375% per annum.

We will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning for the new notes on November 15, 2020, to Holders of record at the close of business on the immediately preceding May 1 or November 1, as applicable.

We will issue the notes offered hereby in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Indenture May Be Used for Future Issuances

Additional notes having identical terms and conditions to the notes we are currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. To the extent required by applicable tax regulations, Additional Notes that are issued with a given amount of original issue discount may not trade fungibly with other notes, may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, any Additional Notes subsequently issued under the Indenture will be treated as part of the same issue as the notes that we are currently offering and will vote on all matters with the notes for all other purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office for payment on the notes is 150 East 42nd Street, 40th Floor, New York, New York 10017. However, we reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global notes, by wire transfer.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. However, we may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

The transferor of any note shall provide or cause to be provided to the paying agent all information necessary to allow the paying agent to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The paying agent may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Optional Redemption

Except as set forth under this section, we may not redeem the notes prior to November 15, 2022. After this date, we may redeem the notes, in whole or in part, on not less than 10 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Year	Redemption Price
2022	102.688%
2023	101.344%
2024 and thereafter	100.000%

Prior to November 15, 2022, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) in an aggregate amount not to exceed the amount of the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 105.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1)    at least 50% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2)    any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to November 15, 2022, we may at our option redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), not less than 10 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, at any redemption date, the greater of (1) 1.00% of the principal amount of the notes and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of the notes on November 15, 2022 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on the notes through November 15, 2022 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Adjusted Treasury Rate” means, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System

and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 15, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to November 15, 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to November 15, 2022.

Selection and Redemption

If we partially redeem the notes, the Trustee, subject to the procedures of DTC, will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note less than $2,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of the notes to be redeemed, plus accrued and unpaid interest thereon.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, other offering, issuance of Indebtedness, or other transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied. If any redemption is so subject to the satisfaction of one or more conditions precedent, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) and the Company has provided the Trustee notice of such satisfaction (or waiver) by at least one Business Day prior to the redemption date (but may not be delayed for more than 60 days after the applicable notice of redemption), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) or if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Note Guarantees

Any Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee, jointly and severally with any other Subsidiary Guarantors, on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed, if any, by such Subsidiary Guarantors being herein called the “Guaranteed

Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Federal and state statutes allow courts, under specific circumstances, to void a guarantee and the liens securing such guarantee and require noteholders to return payments received from the entity providing such guarantee.

Each Note Guarantee will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously or concurrently elected to redeem the notes as described under “—Optional Redemption”:

(1)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2)    the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)    any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Company shall mail (or send electronically if the Notes are held through DTC) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1)    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)    the circumstances and relevant facts regarding such Change of Control;

(3)    the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed (or sent if the notes are held through DTC)), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below (in which case the expected repurchase date will be stated and may be based on a date relative to the closing of the transaction that is expected to result in the Change of Control and which may be tolled until the closing of such transaction); and

(4)    the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the notes have been or are called for redemption by the Company prior to it being required to mail (or send electronically if the notes are held through DTC) notice of the Change of Control Offer, and thereafter redeems all notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens.” However, except for the limitations contained in such covenants, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law. As a consequence, in the event the Holders elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to purchase the notes as described above. In addition, Holders will not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company.

The occurrence of certain of the events that would constitute a Change of Control may constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions of certain events that could constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes upon a Change of Control could cause a default under such Indebtedness, even if the Change of Control itself does not cause a default under such Indebtedness, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions in the Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be at least 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)    Indebtedness Incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of:

(x)    $1,250.0 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder);

(y)    the sum of (A) 80 percent of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 60 percent of the net book value of the inventory of the Company and the Restricted Subsidiaries; and

(z)    an amount of Indebtedness such that, on a pro forma basis after giving effect to the Incurrence of such Indebtedness, the Secured Indebtedness Leverage Ratio (with all Indebtedness Incurred under this clause (1) deemed to be secured for this purpose) would not exceed 1.5 to 1.00.

(2)    Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness referenced in clauses (1), (3) and (6));

(3)    Indebtedness represented by the existing notes and the related Note Guarantees (other than Additional Notes including the new notes);

(4)    Indebtedness represented by (i) any Sale and Leaseback Transaction or (ii) Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case in this subclause (ii), Incurred for the purpose of financing all or any part of the purchase price or cost of construction, improvement, repair or replacement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) used in the business of the Company or such Subsidiary Guarantor (including any reasonably related fees, expenses, taxes or other transaction costs Incurred in connection with such acquisition, construction or improvement), in an aggregate amount pursuant to this clause (4), including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of $300.0 million and 6.0% of Total Assets;

(5)    Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10), (11) or (18) of this paragraph;

(6)    the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a)    if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)    any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8)    Hedging Obligations that are not Incurred for speculative purposes;

(9)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business or assets, including the Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business or assets, including the Capital Stock, for the purpose of financing or in contemplation of any such acquisition;

(10)    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was merged with or into or acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a subsidiary of or was otherwise acquired by the Company); provided, however, that, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurring of such Indebtedness, pursuant to this clause (10) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction;

(11)    Indebtedness of the Company or a Restricted Subsidiary in an amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (11), not to exceed $50.0 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity or by merger; provided, however, that (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (11) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction;

(12)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(13)    Indebtedness of the Company or any Restricted Subsidiary (i) supported by a letter of credit or bank guarantee issued pursuant to Indebtedness under Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or (ii) in respect of cash management services in the ordinary course of business or consistent with past practice or industry norm;

(14)    Indebtedness constituting reimbursement obligations with respect to letters of credit or bankers’ acceptances issued in the ordinary course of business, and obligations in respect of performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims;

(15)    Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;”

(16)    (x) Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than a Receivables Entity and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person and (y) Indebtedness in respect of any Permitted Factoring Transaction;

(17)    Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $500.0 million and 15% of Total Foreign Assets at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (17));

(18)    additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (18), not to exceed the greater of $450.0 million and 7.5% of Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (18));

(19)    Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (19), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (19), does not exceed at any time outstanding the greater of $200.0 million and 3.0% of Total Assets (it being understood that any

Indebtedness incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (19));

(20)    Guarantees of Indebtedness of suppliers, licensees, franchisees or customers in the ordinary course of business, in an aggregate amount at any time outstanding under this clause (20) not to exceed $100.0 million; or

(21)    Indebtedness consisting of (i) the financing of insurance premiums in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business or (iii) obligations under deferred compensation to employees in the ordinary course of business.

For purposes of determining compliance with this covenant:

(x)    in the event that any proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories described in clauses (1) through (21) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide, classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to one or more such clauses or pursuant to the first paragraph hereof;

(y)    at the time of Incurrence, the Company will be entitled to divide and classify, and later reclassify, an item of Indebtedness in more than one of the types of Indebtedness described in the first paragraph of this covenant and clauses (1) through (21) above without giving pro forma effect to the Indebtedness Incurred on such date of Incurrence pursuant to clauses (1) through (21) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph of this covenant; and

(z)    in connection with the Incurrence of (x) revolving loan Indebtedness under this covenant or (y) any commitment relating to the Incurrence of Indebtedness under this covenant and the granting of any Lien to secure such Indebtedness, the Company or applicable Restricted Subsidiary may designate such Incurrence and the granting of any Lien thereof as having occurred on the date of first Incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual Incurrence and granting of such Lien therefor will be deemed for all purposes under the Indenture to have been Incurred and granted on such Deemed Date, including, without limitation, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, usage of any baskets hereunder (if applicable), the Secured Indebtedness Leverage Ratio, the Total Leverage Ratio and Consolidated EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed Incurrence, the granting of any Lien therefor and related transactions in connection therewith).

Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Neither the Company nor any Subsidiary Guarantors will Incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantors, as the case may be, unless such Indebtedness is at least equally subordinated in right of payment to the notes and any Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(a)    declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock other than the Company or any of its Restricted Subsidiaries;

(b)    purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(c)    make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness (other than the principal payment on, or the purchase, redemption, defeasance, retirement or other acquisition for value of, (i) Subordinated Indebtedness made in satisfaction of or anticipation of satisfying a sinking fund obligation, principal installment or final maturity within one year of the due date of such obligation, installment or final maturity) and (ii) Indebtedness permitted under clause (b)(6) of the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” or

(d)    make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1)    a Default or an Event of Default shall have occurred and be continuing;

(2)    the Company is not able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” or

(3)    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of (without duplication):

(a)    50 percent of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100 percent of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter commencing on July 1, 2013 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(b)    the aggregate net cash proceeds or Fair Market Value of property other than cash received by the Company from any Person (other than a Subsidiary of the Company) since the

Issue Date as a contribution to its common equity capital or from the issuance and sale of Qualified Capital Stock of the Company or from the issuance of Indebtedness of the Company subsequent to the Issue Date that has been converted into or exchanged for Qualified Capital Stock of the Company on or prior to the Reference Date; plus

(c)    an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments but including Investments in Unrestricted Subsidiaries) made by the Company or any Restricted Subsidiary in any Person after the Issue Date resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds (including the Fair Market Value of property other than cash) realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary, (ii) the amount of any Guarantee or similar arrangement that has terminated or expired or by which it has been reduced to the extent that it was treated as a Restricted Payment after the Issue Date that reduced the amount available under this clause (3) or clause (11) of the next paragraph net of any amounts paid by the Company or a Restricted Subsidiary in respect of such Guarantee or similar arrangement; provided, however, that the amounts set forth in subclauses (i) and (ii) of this clause (c) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made and treated as a Restricted Payment by the Company or any Restricted Subsidiary after the Issue Date that reduced the amount available under this clause (3) or clause (11) of the next paragraph in such Person or Unrestricted Subsidiary; plus

(d)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Company) of the Investment of the Company or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted a Permitted Investment).

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)    the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of such dividend or giving notice of such redemption, as the case may be, if the dividend or redemption would have been permitted on the date of declaration or notice;

(2)    a Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or substantially concurrent cash contribution to the common equity of the Company;

(3)    so long as no Default or Event of Default shall have occurred and be continuing, repurchases, redemptions or other acquisitions of Capital Stock (or rights or options therefor) of the Company from current or former officers, directors, employees or consultants or their respective estates, spouses, former spouses or family members pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $50.0 million in the aggregate subsequent to the Issue Date;

(4)    dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis or on a basis more favorable to the Company;

(5)    any purchase or redemption of Subordinated Indebtedness utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of the covenants described under “—Limitation on Asset Sales” and “—Change of Control;”

(6)    the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on the Incurrence of Additional Indebtedness;” provided that such dividends are included in Consolidated Fixed Charges; and payment of any mandatory redemption price or liquidation value of any such Disqualified Capital Stock or Preferred Stock when due in accordance with its terms in effect upon the issuance of such Disqualified Capital Stock or Preferred Stock;

(7)    any purchase, redemption, defeasance, retirement, payment or prepayment of principal of Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) Refinancing Indebtedness;

(8)    repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents all or a portion of the exercise price thereof (or related withholding taxes), and Restricted Payments by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of the Company;

(9)    purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction and the payment and distribution of related fees;

(10)    Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); and

(11)    other Restricted Payments in an amount not to exceed the greater of (a) $500.0 million and (b) 7.5% of Total Assets in the aggregate since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant “—Limitation on Restricted Payments,” only amounts expended pursuant to clauses (1), (2)(ii), (7)(ii), (10) and (11) shall be included in such calculation.

For the purposes of determining compliance with this covenant, (A) a Restricted Payment or Permitted Investment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) or Permitted Investments (or any portion thereof) described in the above clauses or the definitions thereof but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) meets the criteria of more than one of the types of Restricted Payments or (or any portion thereof) Permitted Investments (or any portion thereof) described in the above clauses or the definitions thereof, the Company, in its sole discretion, may divide and classify, and from time to time may divide and reclassify (based on circumstances existing at the time of such division or reclassification), such Restricted Payment (or any portion thereof) or Permitted Investment (or any portion thereof) if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification, except that the Company may not reclassify any Restricted Payment or Permitted Investment as having been made under clause (10) of the second paragraph above if originally made under another clause of the second paragraph, under clause (3) of the first paragraph of this covenant “—Limitation on Restricted Payments” or as a Permitted Investment.

In connection with any commitment, definitive agreement, declaration, notice, action or similar event relating to the payment or making of an Investment or Restricted Payment, the Company or applicable Restricted Subsidiary may designate such Investment or Restricted Payment as having occurred on the date of the commitment, definitive agreement, declaration, notice, action or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or Restricted Payment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment or Restricted Payment on the relevant Election Date in compliance with the Indenture, and any related subsequent actual declaration, payment or making of such Investment or Restricted Payment will be deemed for all purposes under the Indenture to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after such Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement, declaration, notice, action or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1)    the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2)    at least 75 percent of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that for purposes of this clause (2) only, (A) the assumption by the purchaser of Indebtedness or other obligations (other than Subordinated Indebtedness or intercompany obligations) that releases the Company or a Restricted Subsidiary from future liability pursuant to a customary written novation agreement, (B) instruments or securities received from the purchaser that are promptly, but in any event within 180 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, (C) Indebtedness of any Restricted Subsidiary (other than Subordinated Indebtedness or intercompany obligations) that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale, (D) the Fair Market Value of any Replacement Assets received by the Company or any Restricted Subsidiary and (E) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of (x) $150.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) 2.0% of Total Assets shall be deemed to be Cash Equivalents for purposes of this provision; and

(3)    upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either (A) to prepay any secured Indebtedness of the Company or a Restricted Subsidiary and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required), (B) to permanently reduce Obligations under the notes, (C) to permanently reduce Obligations under any unsecured Indebtedness of the Company or any Restricted Subsidiary so long as Obligations under the notes are reduced equally and ratably, (D) to permanently reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (E) to acquire Replacement Assets or (F) a combination of prepayment and investment permitted by the foregoing clauses (3)(A), (B), (C), (D) and (E); provided, that reductions of Obligations under the notes under clauses (B) or (C) of this clause (3) will be under either (x) as provided under “—Optional Redemption” or (y) through open market purchases or by making a Net Proceeds Offer to all Holders to repurchase their notes, in each case, at not less than 100% of the principal amount thereof, plus accrued and unpaid interest.

In the case of clause (3) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Cash Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, then such Net Cash Proceeds shall constitute a Net Proceeds Offer Amount unless the Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Cash Proceeds shall constitute a Net Proceeds Offer Amount.

Pending the final application of the Net Cash Proceeds, the Company and the Restricted Subsidiaries may invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 366th day after an Asset Sale or such earlier date, if any (each, a “Net Proceeds Offer Trigger Date”), as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the first paragraph under this “Limitation on Asset Sales,” such aggregate amount of Net Cash Proceeds (each, a “Net Proceeds Offer Amount”) which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the preceding paragraph shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100 percent of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Indebtedness that ranks pari passu with the notes), such Net Proceeds Offer may be made ratably to purchase the notes and such pari passu Indebtedness.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $100.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $100.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $100.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

Notice of each Net Proceeds Offer will be mailed (or sent electronically if the Notes are held through DTC) to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. A Net Proceeds Offer shall remain open for a period of at least 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)    pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)    make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c)    transfer any of its property or assets to the Company or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(1)    applicable law, rule, regulation or order;

(2)    the Indenture;

(3)    the Credit Agreement and/or the documentation for the Credit Agreement;

(4)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business, including customary non-assignment provisions of any contract or any lease governing a leasehold interest;

(5)    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6)    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(7)    any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

(8)    any instrument governing Indebtedness of a Foreign Subsidiary;

(9)    a security agreement governing a Lien permitted under the Indenture containing customary restrictions on the transfer of any property or assets;

(10)    secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(11)    any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions of such Restricted Subsidiary pending such sale or disposition;

(12)    customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(13)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) of the first paragraph above on the property so acquired;

(14)    restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(15)    customary restrictions pursuant to any Qualified Receivables Transaction or Permitted Factoring Transaction;

(16)    existing pursuant to provisions in instruments governing other Indebtedness of Restricted Subsidiaries permitted to be Incurred after the Issue Date; provided that (i) such provisions are customary for instruments of such type (as determined in good faith by the Company’s Board of Directors) and (ii) the Company’s Board of Directors determines in good faith that such restrictions will not materially adversely impact the ability of the Company to make required principal and interest payments on the notes;

(17)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (2), (3), (5), (6) and (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend restrictions and other encumbrances than those contained prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Subsidiary Guarantors

If, on or after the Issue Date, any Restricted Subsidiary that is not a Subsidiary Guarantor Guarantees any capital markets Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary) then the Company shall cause such Restricted Subsidiary, to:

(1)    execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary, shall unconditionally Guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2)    execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Note Guarantee and become a Subsidiary Guarantor.

If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Note Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

A Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released without any action required on the part of the Trustee or any holder of the notes upon:

(1)    a sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of the Company or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than to the Company or a Subsidiary or an Affiliate of the Company) otherwise permitted by the Indenture;

(2)    such Subsidiary Guarantor’s becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(3)    the release or discharge of the Guarantee or security that enabled the creation of such Note Guarantee and all other Guarantees of Indebtedness of the Company by such Subsidiary Guarantor; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; or

(4)    the legal defeasance or covenant defeasance in accordance with terms of the Indenture or the satisfaction and discharge of the Indenture.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Company shall notify the Trustee and the Holders if the Note Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon written request of the Company as provided in the Indenture.

At the Company’s written request, the Trustee will execute and deliver any instrument evidencing such release. A Subsidiary Guarantor may also be released from its obligation under its Note Guarantee in connection with a permitted amendment. See “—Modification of the Indenture.”

Limitation on Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)    in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Note Guarantee, the notes or such Note Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)    in all other cases, the notes are equally and ratably secured, except for:

(A)    Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B)    Liens securing the notes or any Note Guarantee;

(C)    Liens in favor of the Company or any Subsidiary Guarantor;

(D)    Liens securing Refinancing Indebtedness which is Incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture and which has been Incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

(I)    are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II)    do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(E)    Permitted Liens.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant. In addition, with respect to any Indebtedness that is designated to be Incurred on any date pursuant to clause (3) of the third paragraph of the covenant described under “—Limitation on Incurrence of Additional Indebtedness,” any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Restricted Subsidiary to be Incurred on such date and, in such event, any related subsequent actual Incurrence of such Lien shall be deemed for all purposes under the Indenture to be Incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien” until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (3) of the third paragraph of the covenant described under “—Limitation on Incurrence of Additional Indebtedness.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)    either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (y) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (z) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

(2)    immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction), (A) the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or (B) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, is greater than such ratio immediately prior to such transaction; provided, however, that this clause shall not be effective during any Suspension Period as described under “—Covenant Suspension;”

(3)    immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4)    the Company or the Surviving Entity shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided that clauses (2) and (3) do not apply to the consolidation or merger of the Company with or into, or the sale by the Company of all or substantially all its assets to, a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into, or the sale by such Subsidiary of all or substantially all of its assets to, the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

No Subsidiary Guarantor (other than any Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under “—Limitation on Asset Sales”) will, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(1)    (A) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia or the jurisdiction of such Subsidiary Guarantor and expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee; and (B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(2)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

Limitation on Transactions with Affiliates

(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $25.0 million, other than:

(x)    Affiliate Transactions permitted under paragraph (b) below; and

(y)    Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $50.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Issue Date that involves an aggregate Fair Market Value of more than $150.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)    The restrictions set forth in paragraph (a) shall not apply to:

(1)    employment, consulting, service, severance, termination and compensation arrangements and agreements of the Company or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock options, or similar plans) consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

(2)    reasonable fees and compensation paid to, indemnity provided on behalf of, and expenses reimbursed to, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants that are approved by a majority of the Board of Directors of the Company in good faith;

(4)    transactions exclusively between or among the Company and any Restricted Subsidiary or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(5)    Restricted Payments, Permitted Investments (other than clauses (1) or (2) thereof) or transaction involving Permitted Liens, in each case permitted by the Indenture;

(6)    transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or replacements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date;

(7)    the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Company and the performance of such agreements;

(8)    the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company to any Person or any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Capital Stock (other than Disqualified Capital Stock) or any contribution to the common equity capital of the Company;

(9)    pledges of Capital Stock of Unrestricted Subsidiaries;

(10)    sales of Receivables Assets, or participations therein, or any related transaction, in connection with any Qualified Receivables Transaction or Permitted Factoring Transaction;

(11)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice, in each of clauses (A), (B) and (C) that are fair to the Company or its Restricted Subsidiaries in the good faith determination of the Company’s Board of Directors or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)    transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13)    transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Capital Stock in, or controls, such Person;

(14)    commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries made consistent with past practices;

(15)    transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation and Sale of Assets;” or

(16)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or other transactions undertaken for the purpose of the consolidated tax efficiency of the Company and its Subsidiaries and not for the purposes of circumventing any covenants set forth in the indenture; provided that the Board of Directors determines in good faith that the formation and maintenance of such group or subgroup is in the best interests of the Company and will not result in the Company and the Restricted Subsidiaries paying taxes in excess of the tax liability that would have been payable by them on a stand-alone basis.

Limitation on Designations of Unrestricted Subsidiaries

The Company may, on or after the Issue Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary or is a Subsidiary Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)    no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)    the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture.

The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1)    no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2)    all Liens, Indebtedness and Investments of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by an officer’s certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Reports to Holders

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations under this provision; provided, further, that the Trustee shall have no liability or responsibility whatsoever to determine if such materials have been so made available. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due.

Covenant Suspension

Beginning on the date (the “Suspension Date”) that (i) the notes have been assigned an Investment Grade Rating from at least two of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, and ending on the date (the “Reversion Date”) that fewer than two Rating Agencies have assigned an Investment Grade Rating to the notes or a Default or Event of Default has occurred and is continuing (such period of time from and including the Suspension Date to but excluding the Reversion Date, the “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the following headings under the caption “—Certain Covenants”:

•	“—Limitation on Incurrence of Additional Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Asset Sales,”

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“—Limitation on Transactions with Affiliates,”

•	“—Future Subsidiary Guarantors,” and

•	clause (2) of the first paragraph under the caption “—Merger, Consolidation and Sale of Assets” (collectively, the “Suspended Covenants”).

In addition, the Company may elect to suspend the Note Guarantees.

Notwithstanding the foregoing, the Company and the Restricted Subsidiaries will remain subject to the provisions of the Indenture described above under the caption “—Change of Control” and under the following headings under the caption “—Certain Covenants”:

•	“—Limitation on Liens,”

•	“—Merger, Consolidation and Sale of Assets” (except to the extent set forth in the prior paragraph),

•	“—Limitation on Designations of Unrestricted Subsidiaries,” and

•	“—Reports to Holders.”

During any Suspension Period, the Company’s Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness Incurred and Disqualified Capital Stock and Preferred Stock issued during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the definition of Permitted Indebtedness.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Certain Covenants—Limitation on Restricted Payments” will be made as though the covenant described under “—Certain Covenants—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

For purposes of the covenant described under “—Limitation on Asset Sales,” on the Suspension Date, the Net Cash Proceeds amount will be reset to zero.

Notwithstanding the reinstatement of the Suspended Covenants on the Reversion Date, neither (a) the continued existence, on and after the Reversion Date, of facts and circumstances or obligations that occurred, were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (i) the Company and the Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by one or more Rating Agencies of their Investment Grade Rating on the notes and (ii) the Company reasonably believed that such Incurrence or actions would not result in such withdrawal or downgrade.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Events of Default

Each of the following is an “Event of Default”:

(1)    the failure to pay interest on the notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)    the failure to pay the principal on any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)    a default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)    a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 60 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, exceeds $100.0 million or more at any time;

(5)    one or more judgments in an aggregate amount in excess of $100.0 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(6)    certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7)    any Note Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Note Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Note Guarantee of such a Significant Subsidiary is found to be invalid or any Subsidiary Guarantor which is a Significant Subsidiary denies its liability under its Note Guarantee (other than by reason of release of such Subsidiary Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company (and to the Trustee if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

(1)    if the rescission would not conflict with any judgment or decree;

(2)    if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

(3)    in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer’s certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on the notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company will be required to provide an officer’s certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Subsidiary Guarantor discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1)    the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes, when such payments are due;

(2)    the Company’s obligations with respect to such notes, concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)    the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)    the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Restricted Subsidiaries released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) for the notes and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)    the Company shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)    the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8)    the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)    certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)    either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided, that in connection with any proposed redemption of the notes that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that the amount deposited is calculated using the Applicable Premium determined as of the date of the satisfaction and discharge, with any deficit in respect of the Applicable Premium when it is actually determined only required to be deposited with the Trustee on or prior to the date of the redemption;

(2)    the Company and/or the Subsidiary Guarantors have paid all other sums payable under the Indenture, including amounts owing to the Trustee;

(3)    the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; and

(4)    there exists no Default or Event of Default under the Indenture.

Modification of the Indenture

From time to time, the Company, any Subsidiary Guarantor and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including:

(1)    cure any ambiguity, omission, defect or inconsistency;

(2)    provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)    provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)    to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the Indenture;

(5)    add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders of notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(6)    make any change that does not adversely affect the rights of any Holder in any material respect;

(7)    make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that

(A)    compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and

(B)    such amendment does not materially affect the rights of Holders to transfer notes;

(8)    comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA;

(9)    convey, transfer, assign, mortgage or pledge as security for the notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens”;

(10)    to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee; or

(11)    to conform to the “Description of the Notes” in this prospectus supplement, as set forth in an officer’s certificate delivered to the Trustee.

After an amendment becomes effective, the Company is required to send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Other modifications and amendments of the Indenture or of the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1)    reduce the amount of notes whose holders must consent to an amendment;

(2)    reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

(3)    reduce the principal of or change or have the effect of changing the fixed maturity of any notes; or change the date on which any notes may be subject to redemption (other than with respect to any notice provisions) or reduce the redemption price therefor;

(4)    make any notes payable in money other than that stated in the notes;

(5)    make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

(6)    amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7)    modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Note Guarantee in a manner which adversely affects the holders; or

(8)    release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

The Indenture provides that it, the notes and any Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default known to the Trustee, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Additional Notes” has the meaning set forth under “—Overview of the Notes—Indenture May be Used for Future Issuances.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1)    a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $50.0 million;

(2)    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(3)    any Restricted Payment made in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(4)    sales or contributions of accounts receivable and related assets pursuant to a Qualified Receivables Transaction or Permitted Factoring Transaction made in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;”

(5)    the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses, to the extent not materially interfering with the operations of the Company or its Restricted Subsidiaries;

(6)    the sale or discount of accounts receivable in connection with the compromise or collection thereof arising in the ordinary course of business or in bankruptcy or in a similar proceeding;

(7)    the granting of a Lien in accordance with the Indenture;

(8)    the licensing of patents, trademarks, know-how or any other intellectual property to third Persons in the ordinary course of business consistent with past practice; provided that such licensing does not materially interfere with the business of the Company or any of its Restricted Subsidiaries;

(9)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon);

(10)    the unwinding of any Hedging Obligations;

(11)    any exchange of assets (including a combination of assets and Cash Equivalents) for assets of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(12)    foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(13)    any disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14)    any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(15)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale and Leaseback Transaction or asset securitization permitted by the indenture;

(16)    any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind; or

(17)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Attributable Receivables Amount” means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations would constitute on-balance sheet Indebtedness or an off-balance sheet liability.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)    commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4)    demand and time deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7)    investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended; and

(8)    solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Change of Control” has the meaning set forth under “—Change of Control.”

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1)    Consolidated Net Income; and

(2)    to the extent Consolidated Net Income has been reduced thereby:

(A)    all income taxes of the Company and the Restricted Subsidiaries expensed or accrued in accordance with GAAP for such period;

(B)    Consolidated Fixed Charges;

(C)    Consolidated Non-cash Charges;

(D)    any expenses or charges related to any issuance of Capital Stock, Investment, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (whether or not successful);

(E)    the amount of any loss attributable to a New Project, until the date that is twelve months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (x) such losses are reasonably identifiable and factually supportable and certified by a responsible financial or accounting officer of the Company and (y) losses attributable to such New Project after twelve months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (E); and

(F)    with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (5) or (14) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (A) and (B) above relating to such joint venture corresponding to the Company’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the most recent four full fiscal quarters for which internal financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction (the “Transaction Date”) to Consolidated Fixed Charges of the Company for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the Incurrence, redemption or repayment of any Indebtedness, Disqualified Capital Stock or Preferred Stock, as applicable, of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence, redemption or repayment of other Indebtedness, Disqualified Stock or Preferred Stock (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence, redemption or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)    any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the

Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the Incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period;

(3)    any other Investments, capital expenditures, constructions, repairs, replacements, improvements, equipment optimization programs, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational changes, business realignment projects or cost savings initiatives, New Projects, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make or implement and/or has made or implemented during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (each, for purposes of this definition, a “pro forma event”) as if such pro forma event occurred on the first day of the Four Quarter Period; and

(4)    any Restricted Subsidiary that is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary that is designated a Restricted Subsidiary occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such designation occurred on the first day of the Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, among others, adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions, other operating improvements or synergies reasonably expected to result from the applicable event and anticipated run-rate Consolidated EBITDA reasonably expected to be achieved (in the good faith determination of the Company) from New Projects (and the achievement of related operating expense reductions and other operating improvements, synergies or cost savings associated therewith) so long as such New Project is then under development or is otherwise in process; provided that (i) any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next 24 months following the date of such calculation, in the reasonable judgment of a responsible financial or accounting officer of the Company and (ii) any such expected cost savings, operating expense reduction, operating improvements or synergies shall not exceed in the aggregate 20% of Consolidated EBITDA for any applicable Four Quarter Period.

If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly Incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)    if interest on any Indebtedness actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense, plus

(2)    the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period (other than dividends paid in Qualified Capital Stock of the Company or paid to the Company or to a Restricted Subsidiary) multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1)    the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(A)    any amortization of debt discount,

(B)    the net costs under Interest Swap Obligations,

(C)    all capitalized interest, and

(D)    the interest portion of any deferred payment obligation;

(2)    the interest component of Capitalized Lease Obligations accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)    to the extent not included in clause (1) above, net losses relating to sales of accounts receivable pursuant to a Qualified Receivables Transaction or Permitted Factoring Transaction during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1)    after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto or from the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary;

(2)    unusual, transactional, extraordinary or non-recurring gains or losses (determined on an after-tax basis and less any fees, expenses or charges related thereto);

(3)    any non-cash compensation expense Incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4)    the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)    the net income (loss) of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6)    the net income (loss) of any Person acquired during the specified period for any period, prior to the date of such acquisition will be excluded for purposes of Restricted Payments only;

(7)    after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(8)    write-downs resulting from the impairment of intangible assets and any other non-cash amortization or impairment expenses;

(9)    cash restructuring or integration expenses (including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses) in an amount not to exceed the greater of $75 million and 5.0% of Consolidated EBITDA per fiscal year, plus, to the extent that any amount permitted to be included in a prior year pursuant to this clause (9) is not utilized, such unutilized amount may be carried forward for use in only the next succeeding year;

(10)    the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness;

(11)    minority interest expenses;

(12)    losses or expenses or income or gain associated with the early extinguishment of any agreements in respect of Hedging Obligations;

(13)    non-cash currency losses or gains on intercompany loans or advances;

(14)    losses or earnings of Persons accounted for on an equity basis, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(15)    the amount of loss or discount in connection with a Qualified Receivables Transaction or a Permitted Factoring Transaction; and

(16)    the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to the Company and the Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Company’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent, and other non-cash charges of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of June 9, 2016 (as amended by Amendment No. 1, dated as of August 17, 2017, Amendment No. 2, dated as of February 28, 2019, Amendment No. 3, dated as of August 30, 2019, Letter Amendment, dated as of November 22, 2019 and Amendment No. 4, dated as of April 16, 2020, and as further amended, supplemented or otherwise modified), among the Company, as the Term Loan Borrower and the Revolving Credit Borrower (each as defined therein), Dana International Luxembourg S. à r.l., as a Revolving Credit Borrower, the Designated Subsidiaries referred to therein as

Revolving Credit Borrowers, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other lenders and issuing banks from time to time party thereto, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Credit Agreement”).

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreements” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by an officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Capital Stock) of the Company.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Fitch” means Fitch Ratings Inc., and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction.

“Guaranteed Obligation” has the meaning set forth under “—Note Guarantees.”

“Hedging Obligations” means, with respect to any Person, the obligations of such person in respect of Commodity Agreements, Currency Agreements and Interest Swap Obligations.

“Holder” means the Person in whose name a note is registered in the Registrar’s records.

“Incur” means, with respect to any Indebtedness, to Incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Capital Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    all Obligations of such Person for borrowed money;

(2)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all Capitalized Lease Obligations of such Person;

(4)    all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)    all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

(6)    guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7)    all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8)    all Hedging Obligations of such Person;

(9)    all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10)    all obligations of such Person in respect of Qualified Receivables Transactions.

Notwithstanding the foregoing, Indebtedness shall not include any liability for federal, state, local or other taxes owed or owing to any governmental entity.

Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any bankruptcy law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Swap Obligations” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch (or the equivalent rating by any Successor Rating Agency), Baa3 (or the equivalent) by Moody’s (or the equivalent rating by any Successor Rating Agency) and BBB- (or the equivalent) by S&P (or the equivalent rating by any Successor Rating Agency).

“Issue Date” means, November 20, 2019, the date of initial issuance of the existing notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

(1)    reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

(2)    taxes paid or payable after taking into account any tax sharing arrangements;

(3)    payments required to be made to any Person (other than to the Company or its Restricted Subsidiaries) owning a beneficial interest in the assets subject to such Asset Sale;

(4)    repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale;

(5)    appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(6)    payments of unassumed liabilities (not constituting Indebtedness and not owed to the Company or any Subsidiary) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.

Notwithstanding the foregoing or anything to the contrary in the covenant described under “—Certain Covenants—Asset Sales”, to the extent that the Company has determined in good faith that repatriation of any or all of the Net Proceeds of any Asset Sales by a Foreign Subsidiary (i) is prohibited, restricted or delayed by applicable local law or (ii) could result in a material adverse tax consequence to the Company or its Subsidiaries, an amount equal to the portion of such Net Proceeds so affected will not constitute Net Proceeds or be required to be applied in compliance with the covenant described under “—Certain Covenants—Asset Sales”; provided that, in any event, the Company shall use its commercially reasonable efforts to take actions within its reasonable control that are reasonably required to eliminate such tax effects.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“New Project” means (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion, relocation, remodeling or substantial modernization of an existing plant, facility or branch owned by the Company or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Note Guarantee” means a Guarantee of the notes pursuant to the Indenture.

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and (d) any Cash Management Obligations or Hedging Obligations.

“Permitted Investments” means:

(1)    Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person provided that such Investment was not acquired by such Person in contemplation of such merger or consolidation;

(2)    Investments in the Company by any Restricted Subsidiary;

(3)    Investments in cash and Cash Equivalents;

(4)    loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes and to purchase Capital Stock of the Company (or any direct or indirect parent of the Company) not in excess of an aggregate of $25.0 million at any one time outstanding;

(5)    Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6)    Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)    Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales;”

(8)    Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed the greater of (i) $400.0 million and (ii) 7.5% of Total Assets at the time of such Investment, at any one time outstanding;

(9)    Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (i) $400.0 million and (ii) 7.5% of Total Assets at the time of such Investment, at any one time outstanding;

(10)    Investments in a Receivable Entity and Investments consisting of any deferred purchase price or retained interest in any Receivables in connection with any Permitted Factoring Transaction;

(11)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12)    commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(13)    prepaid expenses, negotiable instruments held for the collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(14)    lease, utility and other similar deposits in the ordinary course of business;

(15)    Investments consisting of the licensing or contribution of patents, trademarks, know-how or other intellectual property in the ordinary course of business;

(16)    any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17)    Guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred under the Indenture;

(18)    Investments in existence on the Issue Date; and

(19)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property.

“Permitted Factoring Transactions” means receivables purchase facilities and factoring transactions entered into by the Company or any Restricted Subsidiary with respect to Receivables originated in the ordinary course of business by the Company or such Restricted Subsidiary, which receivables purchase facilities and factoring transactions give rise to Attributable Receivables Amounts that are non-recourse to the Company and its Restricted Subsidiaries other than limited recourse customary for receivables purchase facilities and factoring transactions of the same kind; provided that the aggregate face amount of all receivables sold or transferred pursuant to Permitted Factoring Transactions that have not yet reached their stated maturity date shall not exceed at any one time the greater of $350.0 million and 5.0% of Total Assets.

“Permitted Liens” means the following types of Liens:

(1)    Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, material-men, repairmen, construction and other Liens imposed by law Incurred in the ordinary course of business for sums not overdue by more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)    Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person and not Incurred in connection with or in contemplation thereof; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(4)    Liens on property at the time such Person or any of its Subsidiaries acquires the property and not Incurred in connection with or in contemplation thereof, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(5)    leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(6)    any interest or title of a lessor under any lease;

(7)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(8)    Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)    easements, rights-of-way, zoning restrictions, minor survey exceptions and encumbrances and other similar charges or restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(11)    interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12)    purchase money Liens securing Indebtedness Incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related Purchase Money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the Purchase Money Indebtedness shall be created within 180 days after such acquisition;

(13)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(16)    Liens securing Indebtedness Incurred pursuant to Credit Facilities in accordance with paragraph (b)(i) of the covenant described as “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;”

(17)    Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(18)    Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations, in each case permitted under the Indenture;

(19)    Liens securing Acquired Indebtedness Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;” provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

(20)    Liens securing Indebtedness of Foreign Subsidiaries Incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Subsidiaries;

(21)    Liens Incurred in connection with a Qualified Receivables Transaction or a Permitted Factoring Transaction;

(22)    Liens Incurred to secure Obligations; provided that, at the time of Incurrence and after giving pro forma effect thereto, the Obligations secured by such Liens do not exceed the greater of (A) $250.0 million and (B) 5.0% of Total Assets;

(23)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(24)    Liens of franchisors in the ordinary course of business not securing Indebtedness;

(25)    Liens on the Capital Stock of Unrestricted Subsidiaries;

(26)    Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(27)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(28)    Liens arising from filing of Uniform Commercial Code or similar state law financing statements regarding leases; and

(29)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agencies” means Moody’s, S&P and Fitch; provided that if S&P, Moody’s, Fitch or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables” means any right to payment of the Company or any Restricted Subsidiary created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Hedging Obligations), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness, in each case that does not:

(1)    result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of the completion of all components of such proposed Refinancing (provided such completion occurs within 90 days of the initial Incurrence of Indebtedness in connection with such Refinancing) (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses Incurred by the Company in connection with such Refinancing); or

(2)    create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Note Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the notes or such Note Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Replacement Assets” means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto or in an unrelated business to the extent that it is not material in size as compared to the business of the Company and its Restricted Subsidiaries taken as a whole (including Capital Stock of a Person which becomes a Restricted Subsidiary).

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Reversion Date” has the meaning set forth under “—Covenant Suspension.”

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such property.

“Secured Indebtedness Leverage Ratio” means, as of the date of determination, the ratio of:

(x)    (i) the aggregate amount of, without duplication, (A) Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens on any assets of the Company or any of the Restricted Subsidiaries, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and the Restricted Subsidiaries, to

(y)    the aggregate amount of Consolidated EBITDA for the Four Quarter Period ending on or prior to the Transaction Date,

in each case with such pro forma adjustments to Indebtedness, unrestricted cash and Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Subordinated Indebtedness” means Indebtedness as to which the payment of principal (and premium, if any) and interest and other payment obligations is subordinate or junior in right of payment by its terms to the notes or the Note Guarantees of the Company or a Subsidiary Guarantor, as applicable.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary that in the future is required to or executes a Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors” or otherwise; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Note Guarantee is released in accordance with the terms of the Indenture.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Suspended Covenants” has the meaning set forth under “—Covenant Suspension.”

“Suspension Date” has the meaning set forth under “—Covenant Suspension.”

“Suspension Period” has the meaning set forth under “—Covenant Suspension.”

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company required to be provided to the Trustee, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Foreign Assets” means the total assets of the Foreign Subsidiaries, as shown on the most recent balance sheet, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Foreign Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Debt to (b) Consolidated EBITDA for the Four Quarter Period ending on or prior to the Transaction Date, in each case with such pro forma adjustments to Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transaction Date” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) who acquire the notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. The following discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”)—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This description of certain U.S. federal income tax considerations does not address the tax treatment of special classes of Holders, such as:

•	financial institutions,

•	mutual funds or “financial services entities,”

•	banks, thrifts or insurance companies,

•	regulated investment companies,

•	real estate investment trusts,

•	partnerships or other pass-through entities (or investors in such entities),

•	S-corporations,

•	tax-exempt entities,

•	insurance companies,

•	passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax,

•	retirement plans or other tax-deferred accounts,

•	persons holding the notes as part of a hedging, integrated, or conversion transaction, constructive sale, “straddle” or other risk reduction transaction,

•	U.S. expatriates,

•	persons that are required to report income no later than when such income is reported in an “applicable financial statement,”

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar,

•	persons subject to the alternative minimum tax, and

•	dealers, brokers or traders in securities or currencies.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of notes and you are for U.S. federal income tax purposes (1) an individual who is a citizen or a resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of

Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of notes, you are not a U.S. Holder and you are an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity considering an investment in the notes, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of notes.

We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Holder or prospective Holder of notes, and no opinion or representation with respect to the U.S. federal income tax consequences to any such Holder or prospective Holder is given. We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the new notes as issued in a “qualified reopening” of the existing notes. Provided such treatment is respected, for U.S. federal income tax purposes, the new notes will be considered to have the same issue date as the existing notes and to have been issued at par. However, depending on the holder’s purchase price, the new notes may have bond premium. The remainder of this discussion assumes that the new notes are treated as having been issued a “qualified reopening” of the existing notes.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder, as defined above.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the notes in the event of a Change of Control or other circumstances, such as the optional redemption of the notes described above under “Description of the Notes—Optional Redemption” or a Change of Control described above under “Description of the Notes—Change of Control.” If such payments are treated as subject to either a remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of the notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as neither remote nor incidental, the notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the likelihood of the contingencies relating to payments upon a Change of Control or other circumstances are remote for purposes of the CPDI rules. Our determination that the likelihood of these contingencies is remote is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations.

If the notes were deemed to be CPDIs, a U.S. Holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. In addition, if either the existing notes or the new notes are treated as CPDIs, the issuance of new notes will not be treated as a “qualified reopening” for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes will not be considered CPDIs.

U.S. Holders are urged to consult their own tax advisors with respect to the application of the regulations governing CPDIs.

Payments of Stated Interest

Subject to the possible treatment of the notes as CPDIs (see “—Payments upon a Change of Control or Other Circumstances,” above) and the discussion regarding amortizable bond premium below with respect to the new notes, qualified stated interest (including any amounts withheld as backup withholding, but excluding amounts treated as pre-issuance accrued interest on the new notes) on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest on the New Notes

A portion of the price paid for the new notes will be allocable to unpaid stated interest that accrued prior to the date the new notes are purchased (the “pre-issuance accrued interest”). We intend to take the position that the portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the new notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received and should be excluded from the U.S. Holder’s adjusted tax basis in the new notes.

Amortizable Bond Premium on the New Notes

Generally, if a U.S. Holder purchases a new note for an amount (excluding any portion thereof allocable to pre-issuance accrued interest) that exceeds the amount payable at maturity of the new note (other than payments of stated interest), such U.S. Holder may elect to amortize such excess (referred to as “amortizable bond premium”) under the constant yield method over the period from the U.S. Holder’s acquisition date to the new note’s maturity date or the applicable call date. The new notes are subject to call provisions at our option at various times. A U.S. Holder generally will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. Amortizable bond premium should generally be treated as a reduction of interest on the new note instead of as a deduction. In the event that we do not exercise our call rights on such call date, the new note generally should be treated as reissued on the call date for the call price, and the U.S. Holder will recalculate the amount of any amortizable bond premium on such new note pursuant to the principles described above. The foregoing rules may eliminate, reduce or defer any amortization deductions. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the new note by the amount of the amortized bond premium used to offset stated interest income. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder during the first taxable year to which the election applies or thereafter acquired by the U.S. Holder. The election may not be revoked without the consent of the IRS. U.S. Holders are urged to consult their own tax advisors as to the applicability of the amortizable bond premium rules to their purchase of the new notes, including the effect of the early call option rules noted above.

Sale, Exchange and Retirement of the Notes

You will generally recognize capital gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of your notes in an amount equal to the difference between (i) the amount of cash and the fair market value of other property you receive (other than amounts in respect of accrued but unpaid stated interest, which amount will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your notes at the time of sale. Your adjusted tax basis for a note will generally be the price you paid for the note (other than with respect to any pre-issuance accrued interest on a new note) and decreased (but not below zero) by any payment previously included in income with respect to the note other than qualified stated interest payments and further decreased by the amount of amortized bond premium on a new note. Any gain or loss recognized on a sale, redemption or other taxable disposition of the note generally will be capital gain or loss. If, at the time of the sale, retirement, redemption or other taxable disposition of the note, you are treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding such limitations.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to U.S. Holders other than certain exempt recipients with respect to certain payments of principal of, and interest on, a note and the proceeds of disposition (including a sale, exchange, redemption, retirement or other taxable disposition) of a note. In addition, certain payments to you will be subject to backup withholding if you:

•	fail to provide to the applicable withholding agent a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security number),

•	have been notified by the IRS that you are subject to backup withholding because you have previously failed to properly report payments of interest or dividends,

•

fail to certify to the applicable withholding agent, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding, or

•	otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts are required to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of notes. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the net investment income tax on their ownership and disposition of the notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder, as defined above.

Payments of Interest on Notes

Subject to the discussion below concerning backup withholding and any application of the Foreign Account Tax Compliance Act (“FATCA”), U.S. federal withholding tax generally will not apply to you in respect of any payment of interest on a note (including for this purpose any pre-issuance accrued interest with respect to new notes), provided that such payment is not effectively connected with your conduct of a U.S. trade or business and:

•

you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of Dana’s stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder,

•	you are not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or indirectly, to Dana through equity ownership under applicable provisions of the Code,

•	you are not considered a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code, and

•

either (1) you provide a properly completed IRS Form W-8BEN or W-8BEN-E certifying your non-U.S. status (or any applicable successor form) or (2) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received such a certification from the beneficial owner and, when required, provides the withholding agent with a copy and otherwise complies with the applicable IRS requirements.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to U.S. withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI (or any successor form).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You are urged to consult your own tax advisor regarding your entitlement to benefits under any applicable income tax treaty. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the notes in the event of a change of control or other circumstances, such as the optional redemption of the notes described above under “Description of the Notes—Optional Redemption” or a Change of Control described above under “Description of the Notes—Change of Control.” If any such payments are made, they may be treated as interest and, subject to the rules described above and below, may be treated as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder who is subject to U.S. federal withholding tax on any additional payments is urged to consult its own tax advisor as to whether the holder can obtain a refund for all or a portion of the withholding tax.

Sale, Exchange and Retirement of the Notes

Subject to the discussion below concerning backup withholding and any application of FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes (other than gain that represents accrued but unpaid stated interest not previously included in income, in which case the rules regarding interest would apply), unless:

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain, or

•

such gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as described below under “Income Effectively Connected with a U.S. Trade or Business.”

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and if payments of interest on the notes (excluding any pre-issuance accrued interest) are, or gain realized on the disposition of notes is, effectively connected with the conduct of such trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable treaty provides otherwise. However, the interest or gain in respect of the notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI (or appropriate substitute or successor form). In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year (and, if required under an applicable income tax treaty, attributable to your permanent establishment in the United States), subject to certain adjustments, at a rate of 30% (or such rate provided under an applicable income tax treaty).

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report annually to the IRS and to you any payments of interest to you during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest made by us or our paying agent on the notes, if you provide us with a properly competed IRS Form W-8BEN or W-8BEN-E, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange, redemption, retirement or other taxable disposition of notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, generally will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker generally will not be subject to backup withholding, but generally are subject to information reporting unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, generally are subject to information reporting and backup withholding, unless the beneficial owner of the notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You are urged to consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders are urged to consult their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as any applicable income tax treaties, with regard to an investment in the notes, including any reporting requirements.

FATCA Withholding

Pursuant to FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source interest) and, subject to the following two sentences, also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers. The U.S. Department of the Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax applicable to the gross proceeds of a sale or disposition of debt instruments. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

The foregoing discussion is for general information only and is not a substitute for an individual analysis of the tax consequences related to the notes. You are urged to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences related to the notes to you.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Citizens Capital Markets, Inc., and Commerz Markets LLC are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. is also acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of new notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of New Notes
Citigroup Global Markets Inc.	$
Barclays Capital Inc.
BMO Capital Markets Corp.
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
RBC Capital Markets, LLC
KeyBanc Capital Markets Inc.
Citizens Capital Markets, Inc.
Commerz Markets LLC

Total		$100,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the new notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the new notes if they purchase any of the new notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

New notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the new notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell new notes through certain of their affiliates.

We have agreed that, for a period of 60 days from the closing date of this offering, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any affiliate of ours or any person in privity with us or any affiliate of ours), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the new notes offered hereby) or publicly announce an intention to effect any such transaction. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the new notes).

Paid by Dana
Per New Note		%

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $0.3 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales and purchases to cover short positions stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

The new notes will be part of an existing series of securities. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.”

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates. They have received (or will receive) customary fees and commissions for these transactions. If any of the underwriters or their affiliates has or enters into a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the new notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the new notes offered hereby. In addition, an affiliate of Citigroup Global Markets Inc. is the administrative agent and collateral agent under each of the Senior Facilities and the Bridge Facility, BMO Capital Markets Corp., BofA Securities, Inc. and affiliates of Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC acted as joint lead arrangers and joint bookrunners for the Revolving Facility, affiliates of Citigroup Global Markets Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are letter of credit issuing banks under the Revolving Facility, BMO Capital Markets Corp., BofA Securities, Inc. and affiliates of Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Mizuho Securities USA LLC acted in certain other agent roles under the Senior Facilities, and BMO Capital Markets Corp., BofA Securities, Inc. and affiliates of Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC acted as joint lead arrangers and joint bookrunners for the Bridge Facility. Certain of the underwriters or their affiliates may be lenders under the Senior Facilities from time to time, including our Revolving Facility. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with the purchase of securities.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of new notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of new notes. Accordingly any person making or intending to make an offer in that member state of new notes which are the subject of the offering contemplated in prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of new notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of new notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of new notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the new notes contemplated in this prospectus supplement.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

Each person in a member state of the European Economic Area who receives any communication in respect of, or who acquires any new notes under, the offers to the public contemplated in this prospectus supplement, or to whom the new notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires new notes is: (a) a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation; and (b) in the case of any new notes acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the new notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any member state other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where new notes have been acquired by it on behalf of persons in any member state other than qualified investors, the offer of those new notes to it is not treated under the Prospectus Regulation as having been made to such persons.

The new notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the new notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the new notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of new notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of new notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The new notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the new notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The new notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the new notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to new notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The new notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the new notes may not be circulated or distributed, nor may the new notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the new notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the new notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person where such transfer arises from an offer pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

All new notes shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12; Notice on the Sale of Investment Products and MAS Notice FAA-N16; Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Nordresa Motors, Inc., Prestolite E-Propulsion Systems (Beijing) Limited, Oerlikon Drive Systems, and SME businesses the registrant acquired during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DANA INCORPORATED

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement or a freewriting prospectus also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

These securities may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Our common stock is traded on the New York Stock Exchange under the symbol “DAN.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors ” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act, of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that describes the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement can be read at the SEC’s website at www.sec.gov.

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement or freewriting prospectus related thereto, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus or freewriting prospectus related thereto is accurate at any date other than the date indicated on the cover page of this prospectus or any prospectus supplement or freewriting prospectus related thereto, as applicable. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency, currency units or composite currencies. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency, currency units or composite currencies as specified in the applicable prospectus supplement. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

In this prospectus, the terms “Dana,” “we,” “us” and “our” refer to Dana Incorporated, unless the context requires otherwise.

DANA INCORPORATED

Dana is headquartered in Maumee, Ohio, and was incorporated in Delaware in 2007. We are a global provider of high-technology products to virtually every major vehicle and engine manufacturer in the world. We also serve the stationary industrial market. Our technologies include drive and motion products (axles, driveshafts, planetary hub drives, power-transmission products, transmissions, electric motors, inverters, controls and tire-management products); sealing solutions (gaskets, seals, heat shields, and fuel-cell plates); thermal-management technologies (transmission and engine oil cooling, battery and electronics cooling, and exhaust-gas heat recovery); and fluid-power products (pumps, valves, motors, and controls). We serve our global light vehicle, medium/heavy vehicle and off-highway markets through four business units—Light Vehicle Driveline

Technologies, Commercial Vehicle Driveline Technologies, Off-Highway Drive and Motion Technologies and Power Technologies, which is the center of excellence for sealing and thermal-management technologies that span all customers in our on-highway and off-highway markets. We have a diverse customer base and geographic footprint which minimizes our exposure to individual market and segment declines. As of September 30, 2019, we employed approximately 37,000 people, operated in 33 countries and owned or leased 154 major facilities housing manufacturing and distribution operations, service and assembly operations, technical and engineering centers and administrative offices.

For a description of our business, financial condition, results of operations and other important information regarding Dana, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.dana.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. All statements regarding our expected financial position, strategies and growth prospects and general economic conditions we expect to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and we do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus or previously disclosed in our reports filed with the SEC could cause actual results to differ materially from forward-looking statements and from historical performance. We do not have any intention or obligation to update forward-looking statements after we distribute the prospectus.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference into the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement, before reaching a decision regarding an investment in the securities You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things:

•	debt repayment;

•	working capital; and/or

•	capital expenditures.

We may also use such proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement related to a specific offering.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes certain terms and provisions of our common stock, par value $0.01 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Delaware law. The following description of our common stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

As of October 30, 2019, we had authorized capital stock in the amount of 500,000,000 shares, consisting of 450,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of October 30, 2019, we had approximately 143,926,738 outstanding shares of common stock, excluding the following shares of common stock:

•	approximately 3.4 million shares of common stock issuable upon the exercise of or lapse of restrictions on equity awards outstanding as of the date of this prospectus; and

•	approximately 4.4 million shares of common stock reserved for future awards under our equity award plans.

As of October 30, 2019, there were approximately 2,770 holders of record of our common stock.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Each holder of common stock is entitled to one vote for each share owned by such holder on all matters submitted to a vote of our stockholders. Holders of our common stock are not entitled to cumulative voting rights. In the event of a liquidation, dissolution or winding up of Dana, holders of our common stock will be entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights of holders of any outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. The common stock is not subject to redemption.

Certain Anti-Takeover Provisions

Certain provisions of our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as the General Corporation Law of the State of Delaware, may have the effect of delaying, deferring or preventing a change in control of Dana. Such provisions, including those regulating the nomination of directors, limiting who may call special stockholders’ meetings and eliminating stockholder action by written consent, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a business combination with (i) a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an interested stockholder, (ii) an affiliate of an interested stockholder, or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

The senior debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, which are incorporated by reference as exhibits or filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect to which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•

the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at Dana’s option or the option of a holder of such debt securities;

•

the obligation, if any, of Dana to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•

provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or Dana, as the case may be, for or into new securities of a different series, Dana’s common stock or other securities;

•

if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•

if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of Dana or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•

the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations under any series of the debt securities may be guaranteed by one or more of our subsidiaries; however, we have not registered any such guarantees with the SEC and, in order to provide such guarantees, we would be required to file a separate registration statement with respect to such guarantees. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries or any other persons.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we are a holding company with no material business operations. Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flows of our subsidiaries and the distribution or other payment to us of such earnings or cash flows. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of Dana and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations of Dana and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our

Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means, with respect to such person, the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if Dana obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by Dana.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Dana, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to Dana by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, then the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair in accordance with the procedures of DTC.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

For so long as any debt securities are outstanding, except as described in the applicable prospectus supplement relating to such debt securities, Dana will not consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by such consolidation or into which Dana is merged or the entity that acquires by conveyance or transfer the properties and assets of Dana substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of Dana to be performed or observed;

•

immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

•

we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of Dana substantially as an entirety as set forth above, the successor person formed by such consolidation or into which Dana is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of Dana under the applicable indenture with the same effect as if such successor had been named as Dana in the applicable indenture. In the event of any such conveyance or transfer, Dana as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants of Dana pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving Dana.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to the debt securities, each indenture will provide that we, at our option,

(a)

will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b)

need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest and premium (if any) thereon and principal thereof in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants selected by Dana to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium (if any) on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33 1⁄3% in aggregate principal amount of the outstanding debt securities of such series (or 33 1⁄3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1⁄3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•

certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1)

to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of Dana’s or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2)

to add to the covenants of Dana or any guarantor, if any, or to surrender any rights or powers of Dana or any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3)

to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4)

to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)

to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6)

to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7)	to provide any additional Events of Default;

(8)

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9)	to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10)	to secure any series of debt securities;

(11)	to add guarantees in respect of any series or all of the debt securities;

(12)	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13)	to make any other change that does not adversely affect the rights of the holders of the debt securities in any material respect.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

•

change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

•

reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•

modify any of the provisions of applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

•

impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

Wells Fargo Bank, National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for us, and transact other banking business with us, in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference into this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. Warrants may be issued independently or together with common stock, preferred stock, debt securities or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Dana’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the TM4 Inc. business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities that may be offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the SEC’s website at www.sec.gov. We maintain a website at www.dana.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. Requests for information should be made in writing to the Corporate Secretary at Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537. Information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (filed on February  15, 2019), including portions of our Proxy Statement for the 2019 annual meeting of stockholders (filed on March 14, 2019) to the extent specifically incorporated by reference therein, but excluding the “Sales, Earnings and Cash Flow Outlook” section in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 (filed on May 2, 2019), June 30, 2019 (filed on July  31, 2019) and September 30, 2019 (filed on October 30, 2019), but excluding the “Sales, Earnings and Cash Flow Outlook” section in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations in each of our Quarterly Reports;

•

Our Current Reports on Form 8-K filed on March 1, 2019, May 3, 2019 and September 4, 2019 (with the exception of any information contained in such documents which has been “furnished” under Item 2.02, Item 7.01 and/or Item 9.01 of Form 8-K, which information is not deemed “filed” and which is not incorporated by reference into this prospectus); and

•

The description of Dana’s common stock set forth in Dana’s Registration Statement on Form 8-A filed on January 31, 2008, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date we stop offering securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents. The information contained on our website (www.dana.com) is not incorporated by reference into this prospectus.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$100,000,000

Dana Incorporated

5.375% Senior Notes due 2027

PRELIMINARY PROSPECTUS SUPPLEMENT

                , 2020

Citigroup

Barclays

BMO Capital Markets

BofA Securities

Credit Suisse

Goldman Sachs & Co. LLC

J.P. Morgan

Mizuho Securities

RBC Capital Markets

KeyBanc Capital Markets

Citizens Capital Markets

COMMERZBANK